Exhibit 2.2

TRANSACTION AGREEMENTDated as of April 22, 2005by and amongThe Nasdaq Stock Market, Inc.,Norway Acquisition Corp.andIceland Acquisition Corp.

SCHEDULES

Disclosure Schedule

EXHIBITS

Exhibit A – Form of Transition Services Agreement

Exhibit B – Form of Amendment to Clearing Agreement

Exhibit C – Form of Co-Location Agreement

Exhibit D – Form of Billing and VTE License Agreement

Exhibit E – Retained Business Balance Sheet as of December 31, 2004

Exhibit F – Newco Business Balance Sheet as of December 31, 2004

Exhibit G – Form of First Amendment to Sublease

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT (this “Agreement”) is made and entered into as of April 22, 2005, by and among The Nasdaq Stock Market, Inc., a Delaware corporation (“Parent”), the Company (as defined herein) and Iceland Acquisition Corp., a Delaware corporation (“Newco”).

WHEREAS, concurrently with the execution of this Agreement, the Company has entered into an Agreement and Plan of Merger, dated as of the date hereof, by and among Instinet Group Incorporated, a Delaware corporation (“Instinet”), Parent and the Company (the “Merger Agreement”), pursuant to which, among other things, the Company will merge with and into Instinet (the “Merger”); and

WHEREAS, immediately after the Effective Time (as defined herein), Parent, the Company and Newco desire to consummate the sale to Newco of all the Newco Assets (as defined herein), subject to the assumption of the Newco Liabilities (as defined herein), and upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE IDEFINITIONS

Section 1.1 General

. As used in this Agreement, the following terms shall have the following meanings:

“Accountant” shall have the meaning set forth in Section 4.9.

“Action” means any suit, claim, action, arbitration, inquiry, proceeding or investigation by or before any Authority.

“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

“Aged Receivable” means an accounts receivable of the Retained Business that is outstanding for more than 90 days but for less than 181 days as of the close of business on the final day of the month ending immediately prior to the Closing Date to the extent it is reflected in “Accounts Receivable, net”, on the Final Retained Business Working Capital Statement.

“Aged Receivable Collection Amount” shall have the meaning set forth in Section 2.9(c).

“Aged Receivables Excess” shall have the meaning set forth in Section 2.8(a).

“Aged Receivables Percentage” means a fraction, the numerator of which equals the Aged Receivables Excess, and the denominator of which equals the aggregate amount of all Aged Receivables.

“Agreement” shall have the meaning set forth in the Recitals.

“Allocation Schedule” shall have the meaning set forth in Section 2.6.

“Ancillary Agreements” means (a) the Transition Services Agreement in the form attached as Exhibit A, (b) the Amendment to Clearing Agreement in the form attached as Exhibit B, (c) the Co-Location Agreement in the form attached as Exhibit C and (d) the Billing and VTE License Agreement in the form attached as Exhibit D.

“Antitrust Law” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, or the lessening of competition through merger or acquisition, specifically including, the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, and the Federal Trade Commission Act of 1914.

“Applicable Authority” means the persons set forth on Part F of Schedule 1.1 of the Disclosure Schedule.

“Archipelago Offset Amount” shall have the meaning set forth in the definition of VAB Tax Attribute.

“Archipelago Sale” means any sale of shares of Archipelago Holdings Inc. held by Instinet or any of its Subsidiaries as of the date of this Agreement and sold by Instinet or any its Subsidiaries prior to the Closing Date.

“Archipelago Tax Benefit” means the economic benefit resulting from the application of the Archipelago Offset Amount against the LJR Gain pursuant to Section 4.5(b) or 4.5(c).

“Asset” means, with respect to any person, except as otherwise provided herein, any and all of its right, title and interest in and to all of the rights, properties, assets, claims, contracts and businesses of every kind, character and description, whether real, personal or mixed, tangible and intangible, whether accrued, contingent or otherwise, of every kind and description and wherever located, owned or used by such person, including (i) all cash, cash equivalents, notes and accounts receivable (whether current or non-current), deposit accounts, securities accounts and other banks accounts; (ii) all certificates of deposit, banker’s acceptances and other investment securities; (iii) all patents, patent rights, trademarks, service marks, trademark and service mark rights, trade names, trade name rights, domain names, copyrights, data rights, privacy rights, publicity rights, registrations or applications for any of the foregoing, trade secrets, works of authorship, technology and know-how (including all data bases, customer lists, confidential information, discoveries, inventions and improvements), and other proprietary rights and information; (iv) all rights existing under leases, contracts, licenses, service agreements, sales and purchase agreements, other agreements and business arrangements and all policies of insurance and proceeds, benefits and rights to coverage under insurance policies; (v) all real estate and all buildings and other improvements thereon; (vi) all leasehold improvements and all equipment (including all office equipment), fixtures, trade fixtures and furniture; (vii) all office supplies, other miscellaneous supplies and other tangible property of any kind; (viii) all computer hardware, software, computer programs and systems and documentation relating thereto, including all databases and reference and resource materials; (ix) all prepayments or prepaid expenses; (x) all claims, causes of action, rights of recovery, rights to sue for past, present and future infringement of any intellectual property rights and rights of set-off of any kind; (xi) the right to receive mail, accounts receivable payments and other communications; (xii) all customer lists and records pertaining to customers and accounts, personnel records, all lists and records pertaining to suppliers and agents, and all books, ledgers, files and business records of every kind and all minute books, stock ledgers and other corporate books and records; (xiii) all advertising materials and all other printed or written materials; (xiv) all permits, waivers, licenses, approvals and authorizations of governmental authorities or third parties relating to the ownership, possession or operation of the Assets; (xv) all capital stock, partnership interests and other equity or ownership interests or rights, directly or indirectly, in any Subsidiary of such person or other entity; (xvi) all goodwill as a going concern and all other intangible properties; (xvii) all net operating losses, tax credits, net capital losses or any other tax attributes which are held by such person as a matter of Law; and (xviii) all employee contracts, including the right thereunder to restrict the employee from competing in certain respects.

“Assumed Non-U.S. Benefit Plans” has the meaning set forth in Section 8.2(b).

“Assumed U.S. Benefit Plans” has the meaning set forth in Section 8.2(a).

“Authority” means any court, arbitrator, administrative or other governmental department, agency, commission, tribunal, authority or instrumentality, domestic (including federal, state or local) or foreign or any Self-Regulatory Organization, which has authority or jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets.

“Available Merger Consideration Cash” means all cash held in U.S. Dollars by Instinet, including the net after-tax proceeds of the LJR Sale, at the Effective Time to the extent such cash is immediately available without restriction for use in the payment of Merger Consideration (as defined in the Merger Agreement) and the cash out of the Company Options (as defined in the Merger Agreement) pursuant to and in accordance with Article 3 of the Merger Agreement.

“Burdensome Condition” shall have the meaning set forth in Section 6.6(h).

“Carry Tax Years” shall have the meaning set forth in Section 4.5(e).

“CBX” shall have the meaning set forth in Section 6.10(a).

“Closing” shall have the meaning set forth in Section 2.4.

“Closing Date” means the date on which the Merger is consummated, provided that all of the conditions set forth in Section 9.1 have been satisfied or waived by the applicable party or parties, which date shall be the first business day following the last day of an Instinet fiscal month end unless another date is agreed upon by the parties.

“Closing Date Newco Business Working Capital Amount” shall have the meaning set forth in Section 2.7(a).

“Closing Date Receivables” means all accounts receivable of the Retained Business that are outstanding for less than 181 days as of the close of business of the final day of the month ending immediately prior to the Closing Date to the extent reflected in “Accounts Receivable, net”, on the Final Retained Business Working Capital Statement.

“Closing Date Retained Business Working Capital Amount” shall have the meaning set forth in Section 2.7(a).

“Closing Date Working Capital Amounts” shall have the meaning set forth in Section 2.7(a).

“Code” means the Internal Revenue Code of 1986.

“Company” means (a) prior to the Effective Time, Norway Acquisition Corp., a Delaware corporation, and (b) after the Effective Time, Instinet, as the surviving corporation in the Merger.

“Company Indemnitees” shall have the meaning set forth in Section 5.1.

“Company Percentage” means 85.58%.

“Consolidated Return” shall have the meaning set forth in Section 4.1.

“Convertible Notes Documents” means the Convertible Notes Securities Purchase Agreement and the other Transaction Documents (as defined in the Convertible Notes Securities Purchase Agreement).

“Convertible Notes Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of April 22, 2005, between Parent and Norway Acquisition SPV, LLC, a Delaware limited liability company.

“Determination Month” shall have the meaning set forth in Section 2.8(a).

“Disclosure Schedule” means the disclosure schedule dated as of the date hereof and attached hereto.

“ECN Entities” means IHCI and each of its Subsidiaries, including the entities set forth on Part A of Section 1.1 of the Disclosure Schedule.

“Effective Time” shall have the meaning provided for such term in the Merger Agreement.

“ERISA” shall have the meaning set forth in Section 8.2(a).

“Excess Dissenting Shares Liability” shall have the meaning set forth in clause (ii) of the definition of Shared Transaction Liabilities.

“Final Newco Business Working Capital Statement” shall have the meaning set forth in Section 2.7(e).

“Final Retained Business Working Capital Statement” shall have the meaning set forth in Section 2.7(e).

“First Parent Year” shall have the meaning set forth in Section 4.5(c).

“GAAP” means U.S. generally accepted accounting principles.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IHCI” means INET Holding Company Inc., a Delaware corporation.

“Indemnifiable Losses” means any and all losses, Liabilities, claims, damages, obligations, payments, costs and expenses (including the Liabilities, costs and expenses of any and all Actions, demands, assessments, Judgments, settlements and compromises relating thereto and reasonable attorneys’ fees and expenses in connection therewith) suffered or incurred by an Indemnitee; provided, that the foregoing does not include any losses, Liabilities, claims, damages, obligations, payments, costs, fees or expenses arising out of or relating to any claim for loss of profits or earnings, diminution in value or incidental, indirect, special or consequential damages unless awarded against any Indemnitee in a Third Party Claim.

“Indemnifying Party” means any party or other person who is required to indemnify any other person pursuant to any indemnification provisions contained in this Agreement.

“Indemnitee” means any party or other person who is entitled to receive indemnification from an Indemnifying Person pursuant to any indemnification provisions contained in this Agreement.

“INET Embedded Refund” means the extent to which the Final Retained Business Working Capital Statement includes tax refunds that were filed for, but not received, in both cases prior to the Closing; for the avoidance of doubt, the Final Retained Business Working Capital Statement may reflect such filed for tax refunds that were filed for as positive quantities within the “Deferred Tax Assets” and/or “Taxes Receivable” line items, and/or within the “Taxes Payable” line item as negative or “contra” entries.

“Information” shall have the meaning set forth in Section 7.1.

“Instinet” shall have the meaning set forth in the Recitals.

“Instinet Transaction Liabilities” means Liabilities incurred by Instinet and its Affiliates for fees and expenses of investment bankers, attorneys, accountants and other consultants and advisors and other out-of-pocket costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement (or any other transactions considered by Instinet and its Subsidiaries as alternatives to the Merger since November 18, 2004) and the LJR Sale that are incurred prior to Closing or arise from or relate to arrangements, agreements or commitments entered into or made by Instinet or its Affiliates prior to the Effective Time, including Liabilities for filing fees and printing and mailing costs and other expenses incurred in connection with the Proxy Statement (as defined in the Merger Agreement) and other out-of-pocket costs and expenses incurred in connection with Instinet’s and its Affiliates’ efforts to comply with the pre-closing covenants and agreements contained in the Merger Agreement (in all cases, excluding Parent/NAC Transaction Liabilities and Newco Transaction Liabilities).

“IRS” shall have the meaning set forth in Section 2.6.

“Judgments” means any and all judgments, orders, writs, directives, rulings, decisions, injunctions, decrees, assessments, settlement agreements (other than settlement agreements under which there are no continuing obligations) or awards of any Authority.

“Laws” means any and all applicable (a) federal, territorial, state, local and foreign laws, ordinances and regulations; (b) codes, standards, rules, requirements, orders and criteria issued under any federal, territorial, state, local or foreign laws, ordinances or regulations; (c) rules, guidelines or published interpretations of any Self-Regulatory Organization; and (d) Judgments.

“Liabilities” means, with respect to any person, any and all liabilities and obligations of such person, whether absolute, accrued, contingent, reflected on a balance sheet (or in the notes thereto) or otherwise, including those arising under any Law or Action, and those arising under any contract, commitment or undertaking, and including Tax liabilities (other than liabilities for Newco Business Taxes, Retained Business Taxes, Unallocated Taxes, Transaction Taxes and Transfer Taxes).

“Lien” means any lien, encumbrance, pledge, mortgage, security interest, claim under bailment, or storage contract.

“Listed” means, when referring to any Liability reflected on either the Final Retained Business Working Capital Statement or the Final Newco Business Working Capital Statement, “reflected on” or “reserved for” without regard to whether bthe amount of such Liability has been overstated, understated or is properly valued on or quantified on such statement.

“LJR” means Lynch, Jones and Ryan, Inc., a Delaware corporation, and any predecessors thereof.

“LJR Assets” means the Assets of LJR at the time of the LJR Sale.

“LJR Business” means the business of LJR at the time of the LJR Sale and all former businesses of LJR.

“LJR Employees” means all employees of LJR at the time of the LJR Sale and all former employees of LJR.

“LJR Gain” means the taxable gain recognized on the LJR Sale for income tax purposes; provided, that, in the event that the Company reports both the LJR Sale and the sale of the Newco Business as occurring within the same federal income tax year of the Company pursuant to Section 4.16, the ordinary losses and capital losses from the sale of the Newco Business shall be netted against the ordinary gains and capital gains from the LJR Sale in accordance with applicable Law, and the LJR Gain may accordingly be reduced (but not below zero).

“LJR Insurance Policy” means the insurance policy contemplated to be purchased by Reuters America LLC in connection with the LJR Sale.

“LJR Liabilities” means Liabilities (other than Pre-Closing LJR Adjustment Liabilities, Shared Transaction Liabilities relating to the LJR Sale and Transaction Taxes relating to the LJR Sale) of the Company and its Subsidiaries relating directly to LJR, the LJR Assets, the LJR Sale, the LJR Sale Agreement, the LJR Business or the LJR Employees, in each case, to the extent such Liability is or becomes a Liability of the Company, any ECN Entity or any Newco Entity and is not reimbursed by Reuters Group PLC in a reasonable timely manner in accordance with the LJR Sale Agreement (as defined in the Merger Agreement) or covered by the LJR Insurance Policy and paid for by such insurance in a reasonable timely manner.

“LJR Offset Loss” shall have the meaning set forth in the definition of “VAB Tax Attributes.”

“LJR Sale” has the meaning provided for such term in the Merger Agreement.

“LJR Sale Agreement” has the meaning provided for such term in the Merger Agreement.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Net VAB Transaction Loss” shall have the meaning set forth in the definition of VAB Tax Attributes.

“Neutral Auditors” shall have the meaning provided in Section 2.7(d).

“Newco” shall have the meaning set forth in the Recitals.

“Newco Action” shall have the meaning set forth in Section 5.5.

“Newco Adverse Effect” means any event, occurrence, fact, condition, change, or effect that (A) would have the effect of decreasing either the Available Merger Consideration Cash or the Closing Date Retained Business Working Capital Amount or (B) is or would have an adverse effect on: (i) the VAB Purchase, (ii) Newco’s rights and obligations under this Agreement, (iii) Newco’s rights as a third party beneficiary of the Merger Agreement, (iv) the Newco Assets, the Newco Employees, the Newco Business or the Newco Liabilities, (v) the Final Newco Business Working Capital Statement, (vi) the probability that the transactions contemplated by this Agreement and the Merger Agreement will be consummated or (vii) the condition (financial or other) of Newco or any of the Newco Entities or any Affiliate of Newco; provided, that, notwithstanding the foregoing, none of the following shall constitute a Newco Adverse Effect: (a) Parent or the Company providing written notice to Instinet of a misrepresentation or breach of any representation, warranty, covenant or agreement made by Instinet in the Merger Agreement, (b) Parent or the Company asserting any right of termination under Article 8 of the Merger Agreement (other than Section 8.1 of the Merger Agreement) or (c) Parent or the Company asserting any right of termination under this Agreement.

“Newco Assets” means all Assets of the Company as of the Closing Date, including all cash of the Company (after giving effect to the transactions contemplated by clause (i) of Section 2.3(b) and Section 2.3(c)) not used to pay Merger Consideration (as defined in the Merger Agreement), cash out Company Options (as defined in the Merger Agreement) or make payments in respect of Appraisal Shares (as defined in the Merger Agreement) (calculated for this purpose to equal the Merger Consideration which would have otherwise been payable in respect of such Appraisal Shares) other than (a) the Retained Assets and (b) the LJR Assets. By virtue of acquiring the Newco Assets pursuant to this Agreement, after the Closing, Newco will directly or indirectly own all of the capital stock of the Newco Entities and the Assets of such entities, including the Newco Proprietary Name Rights, and such Assets of the Newco Entities will be considered Newco Assets for purposes of this Agreement; provided, that for purposes of the definition of Newco Adverse Effect and Sections 6.4(a), 6.6(b), 6.6(f) and 6.6(h), Newco Assets shall be deemed to include any Asset held by Instinet or any of its Subsidiaries that is of a type that if held by the Company on the Closing Date would constitute a Newco Asset.

“Newco Business” means all present and past businesses of Instinet and its Subsidiaries (and their respective predecessors) other than the Retained Business and the LJR Business.

“Newco Business Balance Sheet” shall have the meaning set forth in Section 2.7(a).

“Newco Business Price” means $207,500,000.

“Newco Business Working Capital Amount” means, as of the close of business on a given date, an amount equal to the “Stockholders Equity” (as such term is used and calculated in the Newco Business Balance Sheet); provided, however, that, when calculating the Newco Business Working Capital Amount, the accrual for each Specified Non-Operating Liability (and related tax accruals) reflected thereon shall be the same as the December 31, 2004 accruals, if any, reflected on the Newco Business Balance Sheet for such Specified Non-Operating Liability.

“Newco Business Working Capital Statement” shall have the meaning set forth in Section 2.7(a).

“Newco Business Working Capital Statement Proposals” shall have the meaning set forth in Section 2.7(e).

“Newco Competing Business” shall have the meaning set forth in Section 6.10(a).

“Newco Economic Tax Period” means any taxable period beginning on or after January 1, 2004 and ending no later than the Closing Date.

“Newco Employees” means:

(i) all employees of Instinet and its Subsidiaries as of immediately prior to the Effective Time (other than the Retained Employees as of immediately prior to the Effective Time);

(ii) the individual listed on Section 6.10(c) of the Disclosure Schedule; and

(iii) with respect to Liabilities, all former employees of Instinet and its Subsidiaries (other than LJR Employees) that were (at the time the applicable Liability was incurred) employed solely or primarily in connection with the Newco Business;

provided, that for purposes of the definition of Newco Adverse Effect and Section 6.4(a), Newco Employees shall be deemed to include any employee of Instinet or any of its Subsidiaries who would be a Newco Employee if such person were employed by the Company on the Closing Date.

“Newco Entities” means all of the direct and indirect Subsidiaries of Instinet other than the ECN Entities, including the entities set forth on Part B of Section 1.1 of the Disclosure Schedule, but excluding LJR.

“Newco Indemnitees” shall have the meaning set forth in Section 5.2.

“Newco Liabilities” means, without duplication:

(i) the obligations of Newco to perform and comply with its representations, warranties, covenants and agreements contained in this Agreement and Liabilities arising from or relating to any breach by Newco of such representations, warranties, covenants and agreements;

(ii) Liabilities (including indebtedness) Listed on the Final Newco Business Working Capital Statement; provided, that if a specific and unique Liability is Listed on both the Final Newco Business Working Capital Statement and the Final Retained Business Working Capital Statement (it being understood that this proviso shall not be deemed to apply to general balance sheet line items or categories of Liabilities), such specific and unique Liability will be allocated between Newco and the Newco Entities, on the one hand, and Parent, the Company and the ECN Entities, on the other hand, in proportion to the relative amounts of such Liability accrued, reflected or reserved for on such statements;

(iii) Liabilities of the Newco Entities (other than Retained Liabilities, Pre-Closing LJR Adjustment Liabilities, Unallocated Liabilities, Undisclosed Liabilities and Shared Transaction Liabilities);

(iv) Undisclosed Liabilities (whether first known to the parties before, on or after the Closing Date) to the extent directly related to the Newco Business, the Newco Assets or the Newco Employees;

(v) 50.0% of Pre-Closing Unallocated Undisclosed Liabilities;

(vi) the Newco Percentage of Unallocated Liabilities;

(vii) Newco Transaction Liabilities;

(viii) Newco Scheduled Liabilities;

(ix) the first $19,400,000 of Shared Transaction Liabilities (less the amount of Pre-Closing Shared Transaction Liabilities paid by Instinet and its Subsidiaries on or prior to the Closing Date);

(x) 50.0% of Pre-Closing Shared Transaction Liabilities in excess of the amount provided in clause (ix) above (less the amount of Pre-Closing Shared Transaction Liabilities paid by Instinet and its Subsidiaries on or prior to the Closing Date) but in no event more than $2.5 million pursuant to this clause (x);

(xi) the Newco Percentage of Post-Closing Shared Transaction Liabilities in excess of the amount provided in clause (ix) above;

(xii) 50.0% of all Pre-Closing LJR Adjustment Liabilities (less the amount of any such Pre-Closing LJR Adjustment Liabilities paid by Instinet and its Subsidiaries on or prior to the Closing Date); and

(xiii) Liabilities that arise from or relate to the conduct of the Newco Business following the Closing.

“Newco Names” shall have the meaning set forth in Section 6.2.

“Newco Percentage” means 14.42%.

“Newco Proprietary Name Rights” shall have the meaning set forth in Section 6.2.

“Newco Scheduled Liabilities” means the Liabilities set forth on Part C of Section 1.1 of the Disclosure Schedule (it being understood that such Liabilities shall be deemed to be Newco Liabilities and not Retained Liabilities irrespective of whether or not any such Liabilities would fall within any category of Retained Liabilities as set forth in the definition thereof).

“Newco Transaction Liabilities” means Liabilities incurred by Newco and its Affiliates (i) for fees and expenses of investment bankers, attorneys, accountants and other consultants and advisors and other out-of-pocket costs and expenses, in each case, to the extent incurred in connection with the transactions contemplated by this Agreement (it being understood that inclusion of such fees and expenses in this definition shall have no effect on any provision of the Convertible Notes Documents relating to the obligation of Parent to reimburse such fees and expenses in accordance with the terms thereof), (ii) that arise from or relate to any Action initiated by any Authority or private party in connection with the transactions contemplated by this Agreement and the Merger Agreement and (iii) for Newco’s out-of-pocket costs and expenses, if any, associated with any attempt to transfer or failure to transfer any Newco Asset.

“Parent” shall have the meaning set forth in the Recitals.

“Parent Competing Business” shall have the meaning set forth in Section 6.10(b).

“Parent/NAC Transaction Liabilities” means Liabilities, other than Shared Transaction Liabilities, incurred by Parent, the Company and their Affiliates (i) for fees and expenses of investment bankers, attorneys, accountants and other consultants and advisors and other out-of-pocket costs and expenses, in each case, to the extent incurred in connection with the transactions contemplated by this Agreement and the Merger Agreement, (ii) that arise from or relate to any Action initiated by any Authority or private party in connection with the transactions contemplated by this Agreement and the Merger Agreement and (iii) subject to Section 6.1, the out-of-pocket costs and expenses, if any, of Parent and the Company associated with any attempt to transfer or failure to transfer any Newco Asset.

“Parent Tax Attributes” means any net operating losses, net capital losses or tax credits (other than the VAB Tax Attributes) of Parent or any of its Subsidiaries, including if held at the time of Closing, subsequently created, subsequently acquired, or acquired as part of the Merger.

“Post-Closing Shared Transaction Liabilities” means Shared Transaction Liabilities that are either (i) Instinet Transaction Liabilities that are not paid or invoiced on or prior to the Closing Date or (ii) Shared Transaction Litigation Liabilities that are not paid by Instinet or any Subsidiary thereof on or prior to the Closing Date or which are not the subject of a settlement (whether or not definitive) as of the Closing Date.

“Post-Closing Unallocated Undisclosed Liabilities” means Undisclosed Liabilities that are incurred on or prior to the Closing Date but do not become known to the parties until after the Closing Date, to the extent not directly related to the Newco Business, the Newco Assets, the Newco Employees, the Retained Business, the Retained Assets or the Retained Employees.

“Pre-Closing LJR Adjustment Liabilities” means Liabilities incurred by Instinet and its Subsidiaries on or prior to the Closing Date pursuant to Section 2.3 or 2.4 of the LJR Sale Agreement (as defined in the Merger Agreement).

“Pre-Closing Shared Transaction Liabilities” means Shared Transaction Liabilities that are either (i) Instinet Transaction Liabilities that are paid on or prior to the Closing Date (or are the subject of an invoice delivered on or prior to the Closing Date) or (ii) all Shared Transaction Litigation Liabilities that are paid by Instinet or any Subsidiary thereof on or prior to the Closing Date or which are the subject of a settlement (whether or not definitive) as of the Closing Date.

“Pre-Closing Unallocated Undisclosed Liabilities” means Undisclosed Liabilities that are incurred and become known to the parties on or prior to the Closing Date to the extent not directly related to the Newco Business, the Newco Assets, the Newco Employees, the Retained Business, the Retained Assets or the Retained Employees.

“Pro Forma Loss Amount” means, for each taxable year beginning on or after January 1, 2005 and ending on or prior to the Closing Date and the pre-Closing portion (as determined below) of any taxable period beginning before and ending after the Closing Date, the excess, if any, of (x) the aggregate amount of deductions taken by the consolidated federal income tax group of which Instinet is the common parent for the federal income tax year in which the LJR Sale occurs less the amount of Restructuring Deductions taken by Instinet and its Subsidiaries in such tax year over (y) the gross income of such consolidated federal income tax group for such federal income tax year under Section 61 of the Code less the LJR Gain; it being understood that if Instinet has not filed its federal Tax Return for such tax year as of the Closing Date, Instinet shall estimate in good faith the amount of the Pro Forma Loss Amount, and such estimate shall be adjusted when Instinet actually files such Tax Return. In the case of taxable periods that begin before and end after the Closing, the Pro Forma Loss Amount shall include only those amounts attributable to the portion of such taxable period ending on and including the Closing Date, determined on an “interim closing of the books” as of such date.

“Purchase Price” shall have the meaning set forth in Section 2.3.

“Reference Balance Sheets” shall have the meaning set forth in Section 2.7(a).

“Representatives” shall have the meaning set forth in Section 5.1.

“Resolution Period” shall have the meaning set forth in Section 2.7(c).

“Restructuring Deduction” means any Tax deduction of Instinet or any of its Subsidiaries taken with respect to the period from and including January 1, 2005 to and including the Closing Date and attributable to any Restructuring Tax Asset.

“Restructuring Tax Assets” means deferred tax assets of the Newco Business as of December 31, 2004 relating to (i) accrued compensation (in the amount of $2.5 million as of December 31, 2004, comprised primarily of annual bonuses); (ii) accrued restructuring (in the amount of $12.4 million as of December 31, 2004, comprised primarily of severance, termination of leases and technology write downs); and (iii) other accruals (in the amount of $7.8 million as of December 31, 2004, comprised primarily of accrued legal fees, accrued medical fees, accrued communication, accrued post-retirement benefits, prepaid insurance, deferred income, deferred rent, excess charitable deductions and supplemental employee retirement plan expense), all as noted on the Newco Business Balance Sheet and supporting 2004 tax provision.

“Retained Action” shall have the meaning set forth in Section 5.5.

“Retained Assets” means (i) all of the capital stock of IHCI, (ii) the rights of the Company under this Agreement, (iii) all net operating losses, tax credits, net capital losses or any other tax attributes which are held by the Company or the Retained Business as a matter of Law (subject to the sharing of the economic impact of such tax attributes pursuant to Article IV), (iv) the stock books, minute books and corporate records of the Company and all other books and records of the Company relating solely to the Retained Assets, the Assets of the ECN Entities, the ECN Entities, the Retained Business or the Retained Liabilities and (v) subject to Section 6.14, all of the Company’s rights, if any, to coverage under the LJR Insurance Policy. By virtue of retaining all of the capital stock of IHCI after the Closing, the Company will indirectly own all of the Assets owned by IHCI, including the capital stock of the other ECN Entities and the Assets of such entities, including the Retained Proprietary Name Rights, and such Assets of the ECN Entities will be considered Retained Assets for purposes of this Agreement.

“Retained Business” means all present and past businesses of Instinet and its Subsidiaries (and their respective predecessors) to the extent, in the case of Instinet and its Subsidiaries (other than the ECN Entities) only, such businesses constituted an electronic communications network or constituted a broker-dealer to broker-dealer execution services business or the former Instinet “sell-side” business.

“Retained Business Balance Sheet” shall have the meaning set forth in Section 2.7(a).

“Retained Business Price” means the amount equal to (x) $934,500,000, plus (y) the amount (not to exceed $30,800,000) of Cash and Securities Owned (as such terms are used on the Retained Business Balance Sheet) held by the ECN Entities on the Closing Date as provided in Section 6.18 of the Merger Agreement.

“Retained Business Working Capital Adjustment” shall have the meaning set forth in Section 2.7(f).

“Retained Business Working Capital Amount” means, as of the close of business on a given date, an amount equal to the sum of (A) “Stockholder’s Equity” (as such term is used in the Retained Business Balance Sheet), minus (B) the sum of (x) “Intangible assets, net” (as such term is used in the Retained Business Balance Sheet), (y) “Fixed assets, net” (as such term is used in the Retained Business Balance Sheet) and (z) “Deferred Tax Assets, net” associated with fixed assets and intangible assets, bad debt and net operating losses (as such terms are used and calculated in the Retained Business Balance Sheet); provided, however, that, for purposes of calculating the Retained Business Working Capital Amount, in no event shall accounts receivable that are outstanding for more than 90 days but for less than 181 days be reflected in an aggregate amount in excess of the product of (i) 0.35 multiplied by (ii) the aggregate amount of all accounts receivable of the Retained Business that are outstanding for less than 181 days (notwithstanding the exclusion of such accounts receivable in the calculation of the Retained Business Working Capital Amount, such excess accounts receivable shall be reflected in “Accounts Receivable, net”, on the Retained Business Working Capital Statement and the Final Retained Business Working Capital Statement); provided, further, that, when calculating the Retained Business Working Capital Amount the accrual for each Specified Non-Operating Liability (and any related tax accruals) shall be the same as the December 31, 2004 accruals, if any, reflected on the Retained Business Balance Sheet for such Specified Non-Operating Liability (it being understood that if the Retained Business Balance Sheet did not contain any accrual for such Specified Non-Operating Liability, there shall be no accrual therefor when calculating the Retained Business Working Capital Amount).

“Retained Business Working Capital Statement” shall have the meaning set forth in Section 2.7(a).

“Retained Business Working Capital Statement Proposals” shall have the meaning set forth in Section 2.7(e).

“Retained Employees” means:

(i) employees of the ECN Entities as of immediately prior to the Effective Time (other than the individual listed on Section 6.10(c) of the Disclosure Schedule); and

(ii) with respect to Liabilities, former employees of Instinet and its Subsidiaries (other than LJR Employees) that were (at the time the applicable Liability was incurred) employed solely or primarily in connection with the Retained Business.

“Retained Liabilities” means, without duplication:

(i) the obligations of Parent and the Company to perform and comply with their respective representations, warranties, covenants and agreements contained in this Agreement and Liabilities arising from or relating to any breach by the Company or Parent of such representations, warranties, covenants and agreements;

(ii) Liabilities (including indebtedness) Listed on the Final Retained Business Working Capital Statement; provided, that if a specific and unique Liability is Listed on both the Final Newco Business Working Capital Statement and the Final Retained Business Working Capital Statement (it being understood that this proviso shall not be deemed to apply to general balance sheet line items or categories of Liabilities), such specific and unique Liability will be allocated between Newco and the Newco Entities, on the one hand, and Parent, the Company and the ECN Entities, on the other hand, in proportion to the relative amounts of such Liability accrued, reflected or reserved for on such statements;

(iii) Liabilities of the ECN Entities (other than Newco Liabilities, Pre-Closing LJR Adjustment Liabilities, Unallocated Liabilities, Undisclosed Liabilities and Shared Transaction Liabilities);

(iv) Undisclosed Liabilities (whether first known to the parties before, on or after the Closing Date) to the extent directly related to the Retained Business, the Retained Assets or the Retained Employees;

(v) 50.0% of Pre-Closing Unallocated Undisclosed Liabilities;

(vi) the Company Percentage of Unallocated Liabilities;

(vii) Parent/NAC Transaction Liabilities;

(viii) Retained Scheduled Liabilities;

(ix) Shared Transaction Liabilities to the extent not covered by clause (ix), (x) and/or (xi) of the definition of Newco Liabilities;

(x) 50.0% of all Pre-Closing LJR Adjustment Liabilities; and

(xi) Liabilities that arise from or relate to the conduct of the Retained Business following the Closing.

“Retained Names” shall have the meaning set forth in Section 6.2.

“Retained Proprietary Name Rights” shall have the meaning set forth in Section 6.2.

“Retained Scheduled Liabilities” means the Liabilities set forth on Part D of Section 1.1 of the Disclosure Schedule (it being understood that such Liabilities shall be deemed to be Retained Liabilities and not Newco Liabilities irrespective or whether or not any such Liabilities would fall within any category of Newco Liabilities set forth in the definition thereof).

“Reuters” shall have the meaning set forth in Section 8.2(b).

“Self-Regulatory Organization” means the National Association of Securities Dealers, Inc., any domestic or foreign securities exchange, commodities exchange, registered securities association, the Municipal Securities Rulemaking Board, National Futures Association, and any other board or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors or future commission merchants.

“Shared Transaction Liabilities” means, without duplication, Liabilities incurred by Instinet and its Subsidiaries that arise out of or relate to the transactions contemplated by the Merger Agreement (or any transactions considered by Instinet and its Subsidiaries as alternatives to the Merger since November 18, 2004), including:

(i) Instinet Transaction Liabilities;

(ii) Liabilities arising from or relating to any Actions that arise from or relate to the transactions contemplated by this Agreement and the Merger Agreement, whether brought before or after the Closing and whether brought by current or former stockholders or option holders of Instinet, any Authority or third parties, including any obligation of the Company to make payments to dissenting stockholders of Instinet (but only to the extent such Liabilities to dissenting stockholders are in excess (such excess amount, the “Excess Dissenting Shares Liability”) of the amount of Merger Consideration that would have been payable in respect of the Appraisal Shares (as defined in the Merger Agreement) held by such dissenting stockholders at the Effective Time if such appraisal proceeding had not been brought) (the Liabilities described in this clause (ii) being referred to as “Shared Transaction Litigation Liabilities”);

provided, that notwithstanding anything to the contrary contained herein, “Shared Transaction Liabilities” shall not include:

(a) any Parent/NAC Transaction Liabilities;

(b) any Newco Transaction Liabilities; or

(c) any Liabilities of Parent or the Company to (x) pay Merger Consideration (as defined in the Merger Agreement), (y) cash out Company Options (as defined in the Merger Agreement) or (z) make payments in respect of Appraisal Shares (as defined in the Merger Agreement) except as set forth above with respect to any Excess Dissenting Shares Liability.

“Shared Transaction Litigation Liabilities” shall have the meaning set forth in clause (ii) of the definition of Shared Transaction Liabilities.

“Short Federal Tax Year” means the Company’s federal income tax year ending with the date of the closing of the Merger.

“Specified Non-Operating Liabilities” means:

(i) Pre-Closing LJR Adjustment Liabilities;

(ii) LJR Liabilities;

(iii) Shared Transaction Liabilities;

(iv) Newco Scheduled Liabilities;

(v) Retained Scheduled Liabilities;

(vi) Unallocated Scheduled Liabilities; and

(vii) Undisclosed Liabilities.

“Subsidiary” means, with respect to any person, any corporation, limited liability company, partnership, trust or other organization, whether incorporated or unincorporated, of which (i) such person or any other Subsidiary of such person is a general partner (excluding partnerships, the general partnership interests of which held by such person and/or by any Subsidiary of such person do not constitute a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions is directly or indirectly owned or controlled by such person or by any one or more of its Subsidiaries, or by such person and one or more of its Subsidiaries.

“Target Retained Business Working Capital Amount” means the amount equal to (x) $40,527,476, plus (y) the amount (not to exceed $30,800,000) of Cash and

Securities Owned (as such terms are used on the Retained Business Balance Sheet) held by the ECN Entities on the Closing Date as provided in Section 6.18 of the Merger Agreement.

“Tax” means all (i) taxes imposed by any U.S. federal, state, local, foreign or other Tax Authority, including all income, gross receipts, gains, profits, windfall profits, gift, severance, ad valorem, capital, social security, unemployment disability, premium, recapture, credit, excise, property, sales, use, occupation, service, service use, leasing, leasing use, value added, transfer, payroll, employment, withholding, estimated, license, stamp, franchise or similar taxes of any kind whatsoever, including interest, penalties or additions thereto; (ii) liabilities of the Company, any of its Subsidiaries, or any of the Newco Entities for Taxes of any person (other than the Company, any of its Subsidiaries, or any of the Newco Entities) under Treasury Regulation Section 1.1502-6 (or any comparable provision of U.S. state or local or foreign law) and (iii) liabilities of the Company, any of its Subsidiaries, or any of the Newco Entities for the payment of any amounts pursuant to any tax-sharing, tax allocation or similar agreement; provided, that the foregoing does not include any losses, Liabilities, claims, damages, obligations, payments, costs, fees or expenses arising out of or relating to any claim for loss of profits or earnings, diminution in value or incidental, indirect, special or consequential damages unless awarded against any Indemnitee in a Third Party Claim.

“Tax Attributes” shall have the meaning provided in the definition of VAB Tax Attributes.

“Tax Authority” means any Authority or quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Claim” means any claim with respect to Taxes made by any Tax Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Article IV.

“Tax Proceeding” shall have the meaning set forth in Section 4.3.

“Tax Return” means any report, return, documents, declaration or other information (and any supporting schedules or attachments thereto) required to be supplied to any Tax Authority or jurisdiction with respect to Taxes (including any returns or reports filed on a consolidated, unitary, or combined basis) (collectively, “Returns”), amended returns and claims for refund.

“Termination Date” means the date which is the first anniversary of the date of this Agreement.

“Transactions” means the Merger, the LJR Sale and the sale of the Newco Business.

“Transaction Taxes” shall have the meaning set forth in Section 4.1.

“Third Party Claim” shall have the meaning set forth in Section 5.4(a).

“Unallocated Action” shall have the meaning set forth in Section 5.5.

“Unallocated Liabilities” means, without duplication:

(i) LJR Liabilities;

(ii) Post-Closing Unallocated Undisclosed Liabilities;

(iii) Unallocated Scheduled Liabilities;

(iv) the costs and expenses of maintaining policies of directors’ and officers’ liability insurance coverage under Section 6.9(c) of the Merger Agreement and any Liabilities incurred by Parent or the Company under Section 6.9(b) of the Merger Agreement in respect of the Company; and

(v) other Liabilities of the Company to the extent such Liabilities are not (a) Liabilities of the type described in any clause of the definition of Newco Liabilities (other than clause (vi) thereof) or (b) Liabilities of the type described in any clause of the definition of Retained Liabilities (other than clause (vi) thereof).

“Unallocated Scheduled Liabilities” means the Liabilities set forth on Part E of Section 1.1 of the Disclosure Schedule (i.e., all Liabilities arising from or relating to the Unallocated Actions).

“Unallocated Taxes” shall have the meaning set forth in Section 4.1

“Undisclosed Liabilities” means any Liabilities of Instinet or any Subsidiary thereof (whether or not of a nature required to be set forth or reflected in a consolidated balance sheet of Instinet prepared in accordance with GAAP) that are incurred on or prior to the Closing Date and not (a) set forth, accrued, reserved or otherwise reflected in the December 31, 2004 balance sheets included in the Financial Statements (as defined in the Merger Agreement) or referred to in the notes thereto, (b) set forth or referred to in the Company Disclosure Schedule (as defined in the Merger Agreement) or (c) incurred since December 31, 2004 in the ordinary course of business of the Newco Business or the Retained Business on a basis consistent with past practice.

“VAB Loss Year” shall have the meaning set forth in Section 4.5(d).

“VAB Purchase” shall have the meaning set forth in the Merger Agreement.

“VAB Tax Attributes” means, without duplication, (a) any Restructuring Deduction, (b) any Pro Forma Loss Amount, (c) any net operating losses, tax credits and net capital losses (collectively, “Tax Attributes”) related to or created by (x) the operation of Instinet and its Subsidiaries through the Closing Date, excluding any net operating loss available for any state or local income tax purposes as of the close of business on December 31, 2004, or (y) the inability of the Company to utilize any portion of the Net VAB Transaction Loss in the tax year in which such Net VAB Transaction Loss is incurred, (d) any Tax deduction of Instinet or any of its Subsidiaries attributable to (i) accounting, legal, investment banking, consulting and other advisory fees and expenses incurred in anticipation of the possibility of, or in connection with, any of the Transactions or (ii) the vesting, cash-out, exercise, receipt, redemption or other disposition of any form of equity-based compensation (including, without limitation, restricted and unrestricted stock, performance shares, options and stock appreciation rights) in connection with any of the Transactions, (e) the excess, if any, of (x) any ordinary or capital loss related to or created by the Company’s disposition of the Newco Business over (y) the sum of the amount of such loss that offsets or is carried back to offset any ordinary or capital gain recognized on the LJR Sale (the “LJR Offset Loss”) plus the amount of such loss that offsets or is carried back to offset any net capital gain recognized on the Archipelago Sale (the “Archipelago Offset Loss”), such excess being referred to herein as the “Net VAB Transaction Loss”; it being understood that to the extent that the Net VAB Transaction Loss is not fully utilized in the tax year in which such Net VAB Transaction Loss is incurred as determined under Section 4.5(d), the unutilized portion of such Net VAB Transaction Loss shall be treated as a net operating loss and/or net capital loss described in clause (c)(y) of this definition arising in the tax year of the incurrence of the Net VAB Transaction Loss; it being further understood that neither the LJR Offset Loss nor the Archipelago Offset Loss shall be deemed to be a VAB Tax Attribute.

“VAB Tax Benefits” means any economic benefit resulting from (i) the application of any VAB Tax Attribute pursuant to Section 4.5 (whether in the form of refunds, credits, offsets to Taxes for which Parent or any of its Subsidiaries would otherwise be liable, or offsets to income that would otherwise give rise to such Taxes) or (ii) any amount payable to Newco pursuant to clause (1) of Section 4.16(b).

“Working Capital Shortfall” shall have the meaning set forth in Section 2.7(g)(i).

“Working Capital Statements” shall have the meaning set forth in Section 2.7(a).

ARTICLE IITRANSFER OF ASSETS AND LIABILITIES

Section 2.1 Sale and Transfer of Newco Assets

. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall sell, convey, assign, transfer and deliver to Newco, free and clear of all Liens (other than Liens in existence immediately prior to the Effective Time), all of the Company’s right, title and interest in and to all Newco Assets of the Company.

Section	2.2 Transfer of Newco Liabilities

. Subject to the terms and conditions of this Agreement, at the Closing, Newco shall assume and agree to pay, perform and discharge when due, or cause to be assumed, paid, performed and discharged, in due course, all of the Newco Liabilities of the Company and the ECN Entities.

Section 2.3 Purchase Price; Payment of Merger Consideration; Reimbursement of Certain Amounts Paid By Instinet Prior to the Closing

. (a) Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Newco of the Newco Assets, at the Closing, Newco shall (a) pay to the Company an amount of cash equal to the Newco Business Price (it being understood that the cash held by the Company on the Closing Date (after giving effect to Sections 2.3(b) and 2.3(c) below) and available for inclusion in the Newco Assets may be used by Newco, in Newco’s sole discretion, to pay a portion of the Newco Business Price) and (b) assume and agree to pay, perform and discharge when due, or cause to be assumed, paid, performed and discharged, in due course, all of the Newco Liabilities assumed by Newco pursuant to Section 2.2 (collectively, the “Purchase Price”).

(b) Subject to the terms and conditions of this Agreement, Parent agrees that (i) on the Closing Date, Parent shall deposit with the Company an amount in cash equal to the sum of (x) the Retained Business Price, plus (y) the amount required pursuant to Section 4.16 and (ii) subject to Section 6.12, Parent shall, or shall cause the Company to, (A) satisfy the obligation of Parent and the Company to pay the Merger Consideration (as defined in the Merger Agreement) and cash out the Company Options (as defined in the Merger Agreement) pursuant to and in accordance with Article 3 of the Merger Agreement out of the amounts represented by the Retained Business Price, Newco Business Price, Available Merger Consideration Cash and the amount required to be contributed by Parent to the Company pursuant to Section 4.16(a) or clause (ii) of the first sentence in Section 4.16(b), as the case may be; and (B) subject to Newco’s obligation to pay the Newco Percentage of any Excess Dissenting Shares Liability as contemplated by clause (ii) of the definition of Shared Transaction Liabilities, make any payments required to be made in respect of Appraisal Shares (as defined in the Merger Agreement).

(c) At the Closing, Parent shall contribute cash in U.S. Dollars to the Company for inclusion in the Newco Assets an amount equal to the total amount (less any accruals therefor reflected on the Retained Business Balance Sheet) of all Liabilities of Instinet and its Subsidiaries that (A) are known to the parties as of the Closing Date to have been paid by Instinet or any Subsidiary thereof on or prior to the Closing Date and (B) would have been Retained Liabilities of the types referred to in clauses (iv), (v), (vi), (vii), (viii), (ix) or (x) of the definition of Retained Liabilities payable by Parent, the Company and the ECN Entities following the Closing Date if not so paid on or prior to the Closing Date. Except as provided in the foregoing, and subject to Section 6.11, the parties agree that Parent and its Subsidiaries have no responsibility for any Liabilities paid by Instinet or any Subsidiary thereof on or prior to the Closing Date. The parties agree that any payments pursuant to this Section 2.3(c) will be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

Section	2.4 The Closing

. Subject to the satisfaction or waiver of the conditions set forth in Section 9.1 of this Agreement, the sale and transfer of the Newco Assets and the assumption of the Newco Liabilities to be assumed pursuant to Section 2.2 shall take place on the Closing Date at the offices of Skadden, Arps, Slate, Meagher & Flom LLP immediately after the Effective Time (the “Closing”). The parties hereto agree that (a) the sale, conveyance, assignment and transfer of the Newco Assets contemplated pursuant to Section 2.1 shall be effected at the Closing by delivery by the Company to Newco of (i) with respect to those Newco Assets which are evidenced by capital stock certificates or similar instruments, certificates duly endorsed in blank or accompanied by stock powers or other instruments of assignment executed in blank and (ii) with respect to all other Newco Assets, such good and sufficient instruments of transfer and delivery as shall be necessary to vest in Newco all of the right, title and interest of the Company in and to such Newco Assets, and (b) the assumption of the Newco Liabilities contemplated pursuant to Section 2.2 shall be effected by delivery by Newco to the Company of such good and sufficient instruments of assumption, as shall be necessary for the assumption by Newco of the Newco Liabilities to be assumed pursuant to Section 2.2. All of the foregoing transfer or assumption instruments or other documents shall be in such form as are reasonably satisfactory to the parties hereto.

Section 2.5 Indebtedness of the Company and its Subsidiaries

. The parties agree that:

(i) (A) with respect to any Newco Liabilities that constitute obligations for money borrowed, Newco shall use its reasonable best efforts to cause the Company and the ECN Entities and their respective capital stock or other equity interests, properties and assets to be released and discharged from any and all Liabilities, Liens, guarantees, and the like under such indebtedness (and the Company shall, and shall cause the ECN Entities to, cooperate in seeking such release and discharge), and Newco shall, or shall cause a Newco Entity to, pay, perform and discharge such indebtedness pursuant to the terms thereof, and perform and abide by all other obligations, covenants and agreements therein, in each case, pending such release and discharge and (B) with respect to any Retained Liabilities that constitute obligations for money borrowed, the Company shall use its reasonable best efforts to cause the Newco Entities and their respective capital stock or other equity interests, properties and assets to be released and discharged from any and all Liabilities, Liens, guarantees and the like under such indebtedness (and Newco shall, and shall cause the Newco Entities to, cooperate in seeking such release and discharge), and the Company shall, or shall cause an ECN Entity to, pay, perform and discharge such indebtedness pursuant to the terms thereof, and perform and abide by all other obligations, covenants and agreements therein, in each case, pending such release and discharge; and

(ii) (A) if the Company or any ECN Entity is a party to or bound by any agreement or instrument governing any Newco Liabilities that constitute obligations for money borrowed or any related guaranty, security agreement or pledge, the Company shall, or shall cause such ECN Entity to, at the expense of Newco, perform and abide by all obligations, covenants and agreements contained therein pending the release and discharge contemplated by clause (i)(A) above and (B) if any Newco Entity is a party to or bound by any agreement or instrument governing any Retained Liabilities that constitute obligations for money borrowed or any related guaranty, security agreement or pledge, Newco shall, or shall cause such Newco Entity to, at the expense of the Company, perform and abide by all obligations, covenants and agreements contained therein pending the release and discharge contemplated by clause (i)(B) above.

Section 2.6 Purchase Price Allocation

. The Purchase Price (including any adjustments thereto) shall be allocated in accordance with a schedule which Newco shall provide to Parent within 30 days after the Final Retained Business Working Capital Statement shall have become final and binding on the parties pursuant to Section 2.7 and which shall be agreed upon by Parent and Newco within 15 days thereafter (the “Allocation Schedule”). The Allocation Schedule shall be prepared by an independent third-party valuation firm engaged by Newco that is reasonably acceptable to Parent. Parent and Newco shall each pay 50% of Newco’s reasonable and documented out-of-pocket costs and expenses, including the fees of such valuation firm, incurred by Newco in preparing the Allocation Schedule. In the event that Parent and Newco are unable to agree on the Allocation Schedule, the tax dispute resolution procedures set forth in Section 4.9 shall apply. After the Allocation Schedule is finalized, the parties shall use the allocation and fair market value specified in the Allocation Schedule for all Tax purposes and in all filings, declarations and reports with the Internal Revenue Service (the “IRS”) in respect thereof, including the reports required to be filed under Section 1060 of the Code. Newco shall prepare and deliver IRS Form 8594 to the Company within ninety (90) days the Final Retained Business Working Capital Statement shall have become final and binding on the parties pursuant to Section 2.7 to be filed with the IRS. On any Tax Return and in any Tax Proceeding (as defined in Section 4.3(b)), none of Parent, the Company, the ECN Entities, Newco or the Newco Entities shall take any position inconsistent with or represent that the allocation specified in the Allocation Schedule is not correct. In the event that the allocation is disputed by any Tax Authority, the party receiving notice of the dispute shall promptly notify and consult with the other parties and keep the other parties reasonably apprised of material developments concerning the resolution of such dispute.

Section 2.7 Working Capital.

(a) Within 30 days after the Closing Date, Newco shall deliver to Parent (i) a statement (the “Retained Business Working Capital Statement”) in a form substantially similar to the sample statement (which sets forth the Retained Business Working Capital Amount as of the close of business on December 31, 2004) attached hereto as Exhibit E (the “Retained Business Balance Sheet”), together with reasonable supporting documentation, setting forth the Retained Business Working Capital Amount (the “Closing Date Retained Business Working Capital Amount”) as of the close of business on the final day of the month ending immediately prior to the Closing Date, and (ii) a statement (the “Newco Business Working Capital Statement” and, together with the Retained Business Working Capital Statement, the “Working Capital Statements”) in a form substantially similar to the sample statement (which sets forth the Newco Business Working Capital Amount as of the close of business on December 31, 2004) attached hereto as Exhibit F (the “Newco Business Balance Sheet” and, together with the Retained Business Balance Sheet, the “Reference Balance Sheets”), together with reasonable supporting documentation, setting forth the Newco Business Working Capital Amount (the “Closing Date Newco Business Working Capital Amount” and, together with the Closing Date Retained Business Working Capital Amount, the “Closing Date Working Capital Amounts”) as of the close of business on the final day of the month ending immediately prior to the Closing Date.

(b) The Working Capital Statements shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Reference Balance Sheets, except that irrespective of GAAP, the method of preparation of the Reference Balance Sheets and/or the Company’s policies, the Working Capital Statements shall be adjusted (i) to reflect the settlement of all inter-company receivables, payables, loans and other accounts (and settling against cash) and (ii) to reflect any inter-company dividend payments between the close of business on the final day of the month ending immediately prior to the Closing Date and the Closing.

(c) Parent and Newco shall mutually, from and after the Closing Date, provide the other party and its Representatives access to all information, books and records required or used by Newco and its advisors to prepare the Working Capital Statements, and shall consult with each other during the preparation of such statements. Unless Parent delivers written notice to Newco on or prior to the 10th business day after Parent’s receipt from Newco of the Working Capital Statements specifying any disputed items and the basis therefor, Parent shall be deemed to have accepted and agreed to the Working Capital Statements. If Parent so notifies Newco of its objection to either of the Working Capital Statements, Parent and Newco shall, during 10 days following such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If Parent and Newco agree on the calculation of one or more of the Closing Date Working Capital Amounts, then such agreed amount or amounts shall become final and binding on the parties.

(d) If, at the conclusion of the Resolution Period, Parent and Newco are unable to agree on the calculation of one or more of the Closing Date Working Capital Amounts, the parties will refer the matter to KPMG LLP to resolve any disputes between the parties regarding such calculation(s). If KPMG LLP is unavailable or declines to serve in such capacity, the parties will, within five days of notification by KPMG LLP that it will not accept such engagement, agree upon and jointly engage another “Big 4” firm of independent public accountants (other than PricewaterhouseCoopers LLP and Ernst & Young LLP); provided, that if Newco and \

Parent are unable to agree on a “Big 4” firm of independent public accountants within such five day period, then Parent and Newco shall each have the right to request the American Arbitration Association to appoint a “Big 4” firm of independent public accountants (other than PricewaterhouseCoopers LLP and Ernst & Young LLP) to which to refer such disputes. The “Big 4” firm of independent public accountants that is engaged by the parties to resolve disputes pursuant to this Section 2.7(d) is referred to herein as the “Neutral Auditors”. The parties hereto agree to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by Parent and Newco.

(e) At a mutually agreed time within five business days following the date that the parties engage the Neutral Auditors, each of the parties shall simultaneously submit to the Neutral Auditors its final proposal (which proposal shall specify the items as to which the parties have been able to agree pursuant to this Section 2.7 and such party’s proposal as to the items in dispute) in respect of (i) the Retained Business Working Capital Statement (the “Retained Business Working Capital Statement Proposals”), to the extent items are in dispute with respect to the Retained Business Working Capital Statement and (ii) the Newco Business Working Capital Statement (the “Newco Business Working Capital Statement Proposals”), to the extent items are in dispute with respect to the Newco Business Working Capital Statement. Within 10 business days of such final submissions, (i) to the extent items are in dispute with respect to the Retained Business Working Capital Statement, the Neutral Auditors will select one of the two Retained Business Working Capital Statement Proposals as being most representative of the Closing Date Retained Business Working Capital Amount and (ii) to the extent items are in dispute with respect to the Newco Business Working Capital Statement, the Neutral Auditors will select one of the two Newco Business Working Capital Statement Proposals as being most representative of the Closing Date Newco Business Working Capital Amount, and the proposals so selected shall be final and binding on the parties, and judgment thereon may be entered by any court of competent jurisdiction. In making such determination, the Neutral Auditors shall consider only those items or amounts as to which the parties have been unable to agree pursuant to Section 2.7(c). The term “Final Retained Business Working Capital Statement” means the definitive Retained Business Working Capital Statement setting forth the Closing Date Retained Business Working Capital Amount and the calculation thereof agreed or deemed to have been agreed to by Parent and Newco in accordance with Section 2.7(c) or the definitive Retained Business Working Capital Statement resulting from the determinations made by the Neutral Auditors in accordance with this Section 2.7(e) (in addition to those items theretofore agreed to by Newco and Parent). The term “Final Newco Business Working Capital Statement” means the definitive Newco Business Working Capital Statement setting forth the Closing Date Newco Business Working Capital Amount and the calculation thereof agreed or deemed to have been agreed to by Parent and Newco in accordance with Section 2.7(c) or the definitive Newco Business Working Capital Statement resulting from the determinations made by the Neutral Auditors in accordance with this Section 2.7(e) (in addition to those items theretofore agreed to by Newco and Parent).

(f) For purposes of this Agreement, “Retained Business Working Capital Adjustment” shall equal the Closing Date Retained Business Working Capital Amount as reflected on the Final Retained Business Working Capital Statement, minus the Target Retained Business Working Capital Amount (provided, that if the Target Retained Business Working Capital Amount is greater than the Closing Date Retained Business Working Capital Amount as reflected on the Final Retained Business Working Capital Statement, the Retained Business Working Capital Adjustment shall be a negative number).

(g) If the Retained Business Working Capital Adjustment is a positive amount, then Parent shall pay to Newco such amount using the following sources (as necessary until such Retained Business Working Capital Adjustment has been paid in full):

(i) from Parent’s cash on hand, an amount up to the sum of (x) $5,000,000 and (y) the excess, if any, of the amount of Cash & Securities Owned included on the Final Retained Business Working Capital Statement over $30,800,000 (any such payment to be made promptly after the final determination of the Retained Business Working Capital Adjustment in accordance with this Section 2.7) (with the amount, if any, of the Retained Business Working Capital Adjustment remaining unpaid after giving effect to such payment being referred to as the “Working Capital Shortfall”); and

(ii) using amounts collected with respect to Closing Date Receivables under procedures set forth in Section 2.9; and

(iii) on the first anniversary of the Closing Date, any amount of the Working Capital Shortfall that has not been paid shall be paid by Parent to Newco from cash on hand and Parent’s obligations pursuant to Section 2.9 shall terminate.

If the Retained Business Working Capital Adjustment is a negative number, then Newco shall pay to Parent, promptly after the final determination of the Retained Business Working Capital Adjustment in accordance with this Section 2.7, an amount equal to the Retained Business Working Capital Adjustment (as if such number was a positive number). The parties agree that any payment of a Retained Business Working Capital Adjustment pursuant to this Section 2.7 will be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

Section 2.8 Collection of Aged Receivables

. (a) In addition to the Retained Business Working Capital Adjustment, if the aggregate amount of Aged Receivables is in excess of the product of (i) 0.35 multiplied by (ii) the aggregate amount of all Closing Date Receivables (such excess, the “Aged Receivables Excess”), then within 10 business days after the end of each calendar month beginning the month during which the Final Retained Business Working Capital Statement is finally determined pursuant to Section 2.7 (each such month, a “Determination Month”), Parent shall deliver to Newco a written statement setting forth the amounts collected with respect to the Aged

Receivables during the applicable Determination Month, together with reasonable supporting documentation, and shall pay to Newco, by wire transfer of immediately available funds to an account designated by Newco for such purposes, an amount equal to the product of (i) the aggregate amount collected by Parent with respect to the Aged Receivables during the applicable Determination Month, multiplied by (ii) the Aged Receivables Percentage; provided, however, that Parent shall not have any obligation pursuant to this Section 2.8(a) to pay to Newco an aggregate amount in excess of the Aged Receivables Excess. Notwithstanding the foregoing, calculations in respect of the first Determination Month shall cover the period of time beginning on the Closing Date and ending on the last day of such Determination Month.

(b) Parent’s obligations to allocate and pay to Newco amounts relating to collected Aged Receivables under Section 2.8(a) shall terminate upon the earlier of (i) 12 months after the end of the month during which the Closing Date occurs, and (ii) the determination pursuant to this Section 2.8 that Parent has allocated and paid to Newco an amount, in the aggregate, equal to the Aged Receivables Excess.

Section 2.9 Working Capital Adjustment Shortfall

. (a) If the Retained Business Working Capital Adjustment is a positive amount or there is a Working Capital Shortfall, then within 10 business days after the end of each calendar month beginning the first Determination Month, Parent shall deliver to Newco a written statement setting forth the amounts collected with respect to the Closing Date Receivables during the applicable Determination Month, together with reasonable supporting documentation, and shall pay to Newco, by wire transfer of immediately available funds to an account designated by Newco for such purposes, an amount equal to the aggregate amount collected by Parent or its Subsidiaries with respect to the Closing Date Receivables during the applicable Determination Month; provided, however, that Parent shall not have any obligation pursuant to this Section 2.9(a) to pay to Newco an aggregate amount in excess of the Working Capital Shortfall. Notwithstanding the foregoing, calculations in respect of the first Determination Month shall cover the period of time beginning on the Closing Date and ending on the last day of such Determination Month.

(b) Parent’s obligations to allocate and pay to Newco amounts relating to collected Closing Date Receivables under Section 2.9(a) shall terminate upon the earlier of the making of the payment required to be made pursuant to Section 2.7(g)(iii) or the determination pursuant to this Section 2.9 that Parent has allocated and paid to Newco an amount, in the aggregate, equal to the Working Capital Shortfall.

(c) Notwithstanding anything to the contrary in this Section 2.9, if there is both an Aged Receivables Excess and a Working Capital Shortfall, and Parent or any Subsidiary thereof collects an amount relating to an Aged Receivable (such amount, an “Aged Receivable Collection Amount”) and Parent is required pursuant to Section 2.8 to pay to Newco an amount in connection with such Aged Receivable Collection Amount, then, for all purposes of this Section 2.9, Parent and its Subsidiaries shall be deemed to have collected, with respect to such Aged Receivable Collection Amount, an amount equal to the difference between (i) such Aged Receivable Collection Amount, minus (ii) the amount payable to Newco pursuant to Section 2.8. For the avoidance of doubt, no payment pursuant to Section 2.8 will reduce the amount of the Working Capital Shortfall.

Section 2.10 Collection Policies

. Parent will collect the Closing Date Receivables in accordance with Parent’s standard collection practices.

ARTICLE IIIREPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Newco

. Newco represents and warrants to Parent and the Company on the date hereof and as of immediately prior to the Closing as follows:

(a) Organization and Standing. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Authorization. Newco has all requisite corporate power and authority to execute this Agreement and to carry out and perform its obligations under this Agreement and to consummate the transactions contemplated hereunder. The execution, delivery and performance by Newco of this Agreement, and the consummation of the transactions contemplated hereunder, have been duly and validly authorized by all necessary action of Newco, and no other action on the part of Newco or its stockholders is necessary for the authorization, execution, delivery or performance by Newco of this Agreement and the consummation of the transactions contemplated hereunder.

(c) Binding Agreement. This Agreement has been duly and validly executed and delivered on behalf of Newco and, assuming due authorization, execution and delivery by Parent and the Company, constitutes the legal and binding obligation of Newco enforceable against Newco in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general equity principles (whether considered in a proceeding in equity or at law).

(d) Consents. Except as set forth in the Merger Agreement, no material declaration, filing or registration with, or notice to, or authorization, consent or approval of, other action by, any Authority or any third party is required in connection with the execution and delivery by Newco of this Agreement or the consummation by Newco of the transactions contemplated under this Agreement or the Merger Agreement.

(e) Financing. An Affiliate of Newco has delivered an equity commitment letter to Newco and a contingency letter to Newco, Parent and the Company pursuant to which such Affiliate of Newco has committed, among other things, subject to the terms and conditions set forth therein, to provide Newco with up to $207,500,000 equity financing in connection with the transactions contemplated hereby. Such letter agreements are valid and in full force and effect and have not been amended or modified and such Affiliate’s obligations to fund its commitments thereunder are not subject to any conditions other than as set forth in such letter.

(f) Information Supplied. None of the information supplied or to be supplied by Newco specifically for inclusion or incorporation by reference in the Proxy Statement (as defined in the Merger Agreement) will, at the date the Proxy Statement is mailed to the Company Stockholders (as defined in the Merger Agreement) or at the time of the Company Stockholders Meeting (as defined in the Merger Agreement), contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statement therein, in the light of the circumstances in which they are made, not misleading.

Section 3.2 Representations and Warranties of the Company

. The Company represents and warrants to Newco on the date hereof and as of immediately prior to the Closing as follows:

(a) Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b) Authorization. The Company has all requisite corporate power and authority to execute this Agreement and to carry out and perform its obligations under this Agreement and to consummate the transactions contemplated hereunder. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereunder, have been duly and validly authorized by all necessary action of the Company, and no other action on the part of the Company or its stockholder is necessary for the authorization, execution, delivery or performance by the Company of this Agreement and the consummation of the transactions contemplated hereunder.

(c) Binding Agreement. This Agreement has been duly and validly executed and delivered on behalf of the Company and, assuming due authorization, execution and delivery by Newco, constitutes the legal and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general equity principles (whether considered in a proceeding in equity or at law).

(d) Consents. Except as set forth in the Merger Agreement, no material declaration, filing or registration with, or notice to, or authorization, consent or approval of, other action by, any Authority or any third party is required in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated under this Agreement or the Merger Agreement.

(e) Merger Agreement Representations and Warranties. The representations and warranties set forth in Article 5 of the Merger Agreement (other than Section 5.10) are true and correct on the date hereof and will be true and correct in all material respects on the Closing Date.

(f) Limited Operations of the Company Prior to Closing. The Company was formed on April 14, 2005 solely for the purpose of engaging in the transactions contemplated by this Agreement and the Merger Agreement. Except for (i)

obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement and the Merger Agreement and (ii) Liabilities under this Agreement, the Merger Agreement and any other agreements or arrangements contemplated hereby or thereby or entered into in furtherance hereof or thereof, the Company has not incurred any Liabilities or engaged in any business activities.

Section 3.3 Representations and Warranties of Parent

. Parent represents and warrants to Newco on the date hereof and as of immediately prior to the Closing as follows:

(a) Organization and Standing. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b) Authorization. Parent has all requisite corporate power and authority to execute this Agreement and to carry out and perform its obligations under this Agreement and to consummate the transactions contemplated hereunder. The execution, delivery and performance by Parent of this Agreement, and the consummation of the transactions contemplated hereunder, have been duly and validly authorized by all necessary action of Parent, and no other action on the part of Parent or its stockholders is necessary for the authorization, execution, delivery or performance by Parent of this Agreement and the consummation of the transactions contemplated hereunder.

(c) Binding Agreement. This Agreement has been duly and validly executed and delivered on behalf of Parent and, assuming due authorization, execution and delivery by Newco, constitutes the legal and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general equity principles (whether considered in a proceeding in equity or at law).

(d) Consents. Except as set forth in the Merger Agreement, no material declaration, filing or registration with, or notice to, or authorization, consent or approval of, other action by, any Authority or any third party is required in connection with the execution and delivery by Parent of this Agreement or the consummation by Parent of the transactions contemplated under this Agreement or the Merger Agreement.

(e) Merger Agreement Representations and Warranties. The representations and warranties of Parent set forth in Article 5 of the Merger Agreement (other than Section 5.10) are true and correct on the date hereof and will be true and correct in all material respects on the Closing Date.

ARTICLE IVTAX MATTERS

Section 4.1 Indemnification

. The Company shall, and shall cause each of the ECN Entities to, indemnify, defend and hold harmless the Newco Indemnitees (as defined in Section 5.2) against, and shall reimburse the Newco Indemnitees for (i) any and all Taxes imposed on the Newco Indemnitees with respect to any taxable period relating to or attributable to the Retained Business or the ECN Entities (the “Retained Business Taxes”), (ii) any and all Taxes imposed on the Newco Indemnitees for Taxes of Parent or any of its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any comparable provision of U.S. state or local or foreign law) but not any such Taxes relating to the consolidated group of corporations of which Instinet is the common parent (the “Parent Consolidated Tax”) and (iii) any and all Taxes imposed on the Newco Indemnitees that arise from or relate to any taxable gain recognized on the LJR Sale, the sale of the Newco Business or the transactions contemplated by the Merger Agreement (“Transaction Taxes”). Newco shall indemnify, defend and hold harmless the Company Indemnitees (as defined in Section 5.1) against, and shall reimburse the Company Indemnitees for, any and all Taxes imposed on the Company Indemnitees with respect to any taxable period relating to or attributable to the Newco Business or the Newco Entities other than Transaction Taxes (the “Newco Business Taxes”). Newco and the Company shall each use its reasonable best efforts to recover any Retained Business Taxes or Newco Business Taxes from any Taxing Authority or any third party with respect to which either Newco or the Company has a tax-sharing, tax allocation or similar agreement, and any such recovered Retained Business Taxes shall be for the account of the Company and any such recovered Newco Business Taxes shall be for the account of Newco. With respect to any Taxes that are paid or owed in connection with any consolidated, unitary, combined or similar Tax Return that is required to be filed by or with respect to the Company and that includes any of the Newco Entities for any taxable period ending on or before the Closing Date (a “Consolidated Return”) but which are neither Retained Business Taxes, Parent Consolidated Taxes or Transaction Taxes on the one hand nor Newco Business Taxes on the other hand (“Unallocated Taxes”), (x) the Company shall, and shall cause each of the ECN Entities to, indemnify, defend and hold harmless the Newco Indemnitees against, and shall reimburse the Newco Indemnitees for, the Company Percentage of such Unallocated Taxes and (y) Newco shall indemnify, defend and hold harmless the Company Indemnitees against, and shall reimburse the Company for, the Newco Percentage of such Unallocated Taxes (it being understood that such Unallocated Taxes shall not include any Transaction Taxes because the Company is intended to have sole responsibility for any Transaction Taxes; it being further understood that Newco and the Company shall each use its reasonable best efforts to recover any Unallocated Taxes from any Tax Authority or any third party with respect to which either Newco or the Company has a tax-sharing, tax allocation or similar agreement and that any such recovered Unallocated Taxes shall be divided by the Company and Newco in proportion to the Company Percentage and the Newco Percentage respectively). It is understood that this Section 4.1 does not address Transfer Taxes which are exclusively addressed in Section 4.10.

Section 4.2 Tax Returns and Certain Refunds

. (a) The Company shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Consolidated Returns and shall timely remit or cause to be remitted to the relevant Tax Authority any Taxes due in respect of such Consolidated Returns. In preparing any Consolidated Return, the Company shall utilize to the maximum extent allowable by Law any available net operating losses, tax credits, net capital losses and any other tax attributes to offset the amount of Taxes that would otherwise be due with respect to such Consolidated Return. The Company shall deliver to Newco, at least 30 days prior to the due date of any such Consolidated Return (taking into account all extensions properly obtained), a draft of such Consolidated Return as proposed to be filed (together with any related work papers), and Newco shall have the right to review such Consolidated Return and work papers and comment on such draft Consolidated Return. At least ten days prior to the due date of such Consolidated Return, the Company shall deliver to Newco a schedule detailing the Company’s calculation of the Newco Business Taxes related to such Consolidated Return, and Newco shall pay to the Company such amount in accordance with the provisions of Section 4.11. In the event that Parent and Newco are unable to agree on any matter (including the resolution of any comments made by Newco to any draft Consolidated Return provided to it as contemplated above) relating to a Consolidated Return, the tax dispute resolution procedures set forth in Section 4.9 shall apply, with the exception that Parent and Newco shall each pay 50% of any costs associated with such procedures. The Company shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Retained Business or the Company or any ECN Entity for any taxable period ending on or before the Closing Date (the “Company Separate Returns”). The Company shall timely remit or cause to be remitted to the relevant Tax Authority any Taxes due in respect of such Company Separate Returns, provided, however, that procedures similar to those governing Consolidated Returns above shall apply to Company Separate Returns with respect to which Newco is responsible for Newco Business Taxes. Newco shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Newco Business or any Newco Entity for any taxable period or a portion thereof ending on or before the Closing Date (the “Newco Separate Returns”) and Newco shall timely remit or cause to be remitted to the relevant Tax Authority any Taxes due in respect of such Newco Separate Returns.

(b) The parties agree that the closing of the Merger and the Closing shall occur on the same day. The parties further agree to treat the sale by the Company to Newco of the Newco Assets and the assumption by Newco of the Newco Liabilities as occurring for federal income tax purposes prior to the close of business on the day on which the closing of the Merger and the Closing occur, provided that Parent and Newco agree that such position will more likely than not be sustained if challenged by the Internal Revenue Service.

(c) Refunds of Taxes shall be allocated as provided below between Parent and Newco in the following order of priority:

(i) any INET Embedded Refund shall be for the account of Parent;

(ii) any refund resulting from the utilization of any net operating loss available for any state or local income tax purposes as of the close of business on December 31, 2004 shall be for the account of Parent and shall not be treated as a VAB Tax Benefit;

(iii) any refund resulting from the carry back of the LJR Offset Amount shall be for the account of Parent, and any refund resulting from the carry back of the Archipelago Offset Amount shall be for the account of Newco, neither of which shall be treated as a VAB Tax Benefit;

(iv) any refund of any estimated taxes to which the Company is entitled under Section 4.16 shall be for the account of Parent and shall not be treated as a VAB Tax Benefit;

(v) any refund of overpayments of Taxes made with respect to any Newco Economic Tax Period to the extent attributable to Taxes paid in cash not pursuant to (iv) above with respect to any such tax period (as opposed to resulting from the carryback or carryforward of losses into any such tax period) shall be for the account of Newco;

(vi) any refund attributable to the realization of a VAB Tax Benefit under Section 4.5(b), (c) or (e) shall be allocated between Parent and Newco as provided in Section 4.6;

(vii) any refund attributable to Retained Business Taxes and Newco Business Taxes shall be for the account of Parent and Newco respectively;

(viii) any refund attributable to Unallocated Taxes shall be divided by the Company and Newco in proportion to the Company Percentage and the Newco Percentage respectively; and

(ix) any other refund shall be for the account of Newco.

Section 4.3 Contest Provisions

. (a) If any Tax Authority asserts a Tax Claim in writing, then the party hereto first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties hereto; provided, however, that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under this Article IV, except to the extent that the other party is actually prejudiced thereby. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Tax Authority.

(b) Subject to Sections 4.3(c) and (d), the Company shall have the right to control, at its own expense, any audit, examination, contest or other Action by or against any Tax Authority (a “Tax Proceeding”) in respect of any Consolidated Return or Company Separate Return; provided, however, that if such Tax Proceeding could materially increase the liability for Taxes of Newco or any of its Affiliates, (i) the Company shall provide Newco with prompt notice of such Tax Proceeding and a timely and reasonably detailed account of each phase of such Tax Proceeding, (ii) the Company shall consult with Newco before taking any significant action in connection with such Tax Proceeding, (iii) the Company shall consult with Newco and offer Newco an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) the Company shall defend such Tax Proceeding diligently and in good faith, (v) Newco shall be entitled to participate, at its own expense, in such Tax Proceeding and receive copies of any written materials relating to such Tax Proceeding received from the relevant Tax Authority, and (vi) the Company shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Newco, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Newco shall have the right to control, at its own expense, any Tax Proceeding solely in respect of any Newco Business Taxes; provided, however, that if such Tax Proceeding could materially increase the liability for Taxes of the Company or any of its Affiliates, (i) Newco shall provide the Company with a timely and reasonably detailed account of each phase of such Tax Proceeding, (ii) Newco shall consult with the Company before taking any significant action in connection with such Tax Proceeding, (iii) Newco shall consult with the Company and offer the Company an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) Newco shall defend such Tax Proceeding diligently and in good faith, (v) the Company shall be entitled to participate, at its own expense, in such Tax Proceeding and receive copies of any written materials relating to such Tax Proceeding received from the relevant Tax Authority, and (vi) Newco shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) In the event of a Tax Proceeding that involves (i) issues relating to any Consolidated Return or Company Separate Return and (ii) issues relating to any Newco Business Taxes, to the extent permitted under applicable Law, (x) the Company shall have the right to control, subject to Section 4.3(a) and at its own expense, the Tax Proceeding with respect to the former issues and (y) Newco shall have the right to control, subject to Section 4.3(a) and at its own expense, the Tax Proceeding with respect to the latter issues.

Section 4.4 Assistance and Cooperation

. After the Closing Date, each of Parent, the Company and Newco shall, and shall cause their respective Affiliates to:

(a) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes;

(b) reasonably assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 4.2, and in connection therewith provide the other party necessary powers of attorney;

(c) cooperate reasonably in preparing for and conducting any Tax Proceedings regarding any Taxes;

(d) make available to the other and to any Tax Authority as reasonably requested all information, records, and documents relating to Taxes; and furnish the other with copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request with respect to any such taxable period.

(e) use reasonable best efforts and cooperate with each other to file for any available refund of Taxes as promptly as practicable;

(f) acknowledge the strong mutual interest of Parent and Newco to maximize the value of VAB Tax Attributes and utilize the VAB Tax Attributes as expeditiously as possible to create VAB Tax Benefits, and share all information that Parent reasonably determines to be relevant to identifying and utilizing VAB Tax Attributes; specifically, (i) Parent shall provide Newco with a copy of any filed Tax Return that includes Parent or the Company excluding any portion of any such Tax Return that Parent reasonably determines does not relate to any VAB Tax Attribute and (ii) Parent and Newco agree to consult with each other in good faith to explore strategic and structural initiatives, including during Parent’s annual review of potential strategic and structural initiatives with its tax advisors, to maximize the value and utilization rate of the VAB Tax Attributes; provided, however, that Parent shall have the sole discretion to determine whether or not to pursue any such strategic and structural initiatives; and

(g) use reasonable best efforts and cooperate with each other to execute the Archipelago Sale on or prior to the Closing Date if such sale is requested by Newco in its sole discretion.

Section 4.5 Application of VAB Tax Attributes

. (a) Any Restructuring Deduction shall be applied to reduce Taxes that would otherwise be payable in any taxable year in which such Restructuring Deduction is incurred (a “Restructuring Year”), as determined on a modified with and without basis with regard to any items of income or loss incurred in such Restructuring Year but treating any net operating losses, net capital losses or tax credits incurred in such Restructuring Year and any VAB Tax Attributes carried into such Restructuring Year as utilized prior to the utilization of any Parent Tax Attributes carried into such Restructuring Year. For the avoidance of doubt, if the Company agrees to file its Tax Return for the Short Federal Tax Year reporting both the Closing and the LJR Sale as occurring in the Short Federal Tax Year pursuant to Section 4.16(a), both the LJR Offset Loss and the Archipelago Offset Loss shall be deemed to be utilized prior to the utilization of any Restructuring Deductions.

(b) As soon as practicable, but in any event within 30 days of the last day of the Short Federal Tax Year, Parent, the Company and any of their respective Subsidiaries, as applicable, shall file for any available refund of (x) any federal estimated income taxes paid or applied toward such Short Federal Tax Year and (y) any state and local estimated income taxes paid or applied toward the corresponding state or local income tax year in which the Closing occurs, to the extent that such quick refund mechanisms (“Quick State-Local Filings”) are available for overpaid state and local estimated taxes. To the extent Quick State-Local Filings are not available to recover any overpaid state or local estimated taxes, Parent, the Company or any their respective Subsidiaries, as applicable, shall file their state and local income tax returns for the state or local taxable year in which the Closing occurs as soon as practicable, but in any event within 150 days of the first date on which such returns may be filed under applicable law; it being understood that the LJR Offset Loss (if the Company agrees to file its Tax Return with a Short Federal Tax Year reporting both the Closing and the LJR Sale as occurring in the Short Federal Tax Year pursuant to Section 4.16(a)) and the Archipelago Offset Loss ( which is anticipated to occur within such Short Federal Tax Year) shall be given priority over any Tax Attribute in offsetting the LJR Gain.

(c) As soon as practicable, but in any event within 150 days of the close of the Short Federal Tax Year and 180 days of the close of the first tax year in which Parent and the Company are members of the same federal income tax consolidated tax group (the “First Parent Year”) (or, in the case of state and local taxes, any corresponding state or local tax year), as applicable, Parent, the Company or their respective Subsidiaries, as applicable, shall carry back any VAB Tax Attributes so available to be carried back (it being understood that the LJR Offset Loss and the Archipelago Offset Loss, which are not VAB Tax Attributes, will be carried back to offset the LJR Gain prior to the Net VAB Transaction Loss, and any refund obtained from the carryback of the LJR Offset Loss and the Archipelago Offset Loss shall be for the account of Parent and Newco respectively, and neither the LJR Offset Loss nor the Archipelago Loss shall be deemed to be the realization of a VAB Tax Attribute).

(d) If the Closing is not considered to occur for federal income tax purposes within the same taxable year in which the LJR Sale occurs, subject to applicable limitations under applicable Laws, the Net VAB Transaction Loss, to the extent not carried back pursuant to Section 4.5(c), shall be applied to reduce Taxes that would otherwise be payable by Parent, the Company or their respective Subsidiaries, as applicable, in the taxable year in which such Net VAB Transaction Loss is incurred (the “VAB Loss Year”), as determined on a modified with and without basis with regard to any items of income or loss incurred in such VAB Loss Year treating any net operating losses, net capital losses or tax credits incurred in such VAB Loss Year and any VAB Tax Attributes carried into such VAB Loss Year as utilized prior to the utilization of any Parent Tax Attributes carried into such VAB Loss Year. To the extent that the availability of the Net VAB Transaction Loss reduces the amount of any federal, state or local estimated tax payable by Parent or any of its Subsidiaries with respect to such VAB Loss Year determined on such modified with and without basis, a VAB Tax Benefit shall be deemed to be created in the amount of such reduction as of the due date of such estimated tax payment. As soon as practicable, but in any event within 180 days of the close of such VAB Loss Year, the aggregate VAB Tax Benefit deemed to be realized with respect to such VAB Loss Year shall be appropriately adjusted, and cash payments shall be made between Newco and Parent to the extent necessary to reflect the appropriate allocation of VAB Tax Benefits attributable to the Net VAB Transaction Loss created during such entire VAB Loss Year, and the amount of VAB Tax Benefits so created will be adjusted appropriately.

(e) In addition to any carry back of VAB Tax Attributes under Section 4.5(c), Parent, the Company and their respective Subsidiaries, as applicable, shall carry back or carry forward VAB Tax Attributes, subject to applicable limitations under applicable Laws, to offset, in each applicable preceding or successive tax year, any taxable income or gain with respect to which Parent, Company or any of their respective Subsidiaries would be liable for Taxes in any such tax year (collectively, the “Carry Tax Years”); it being understood that any VAB Tax Attributes so carried back or carried forward shall be deemed utilized in any Carry Tax Year prior to the utilization of Parent Tax Attributes. As soon as practicable, but in any event within 180 days of any Carry Tax Year (or, in the case of state and local taxes, any corresponding state or local tax year), as applicable, Parent, the Company or their respective Subsidiaries, as applicable, shall carry back or carry forward any VAB Tax Attributes so available to be carried back or carried forward to offset net taxable capital gain or ordinary income in such Carry Year.

(f) A VAB Tax Benefit allocable to Newco shall be created on the Closing Date upon Parent’s cash contribution to the Company pursuant to Section 4.16(b) in an amount equal to the amount referred to in subclause (1) of such Section; it being understood that the creation of any VAB Tax Benefit under this Section 4.5(f) shall result in a corresponding reduction in the next VAB Tax Benefits that would otherwise be for Newco’s account in an amount equal to the amount of the VAB Tax Benefit created under this Section 4.5(f).

Section 4.6 Allocation of VAB Tax Benefits

. VAB Tax Benefits shall be allocated as follows:

(a) First, an aggregate of $30 million of VAB Tax Benefits shall be allocated to Newco.

(b) Second, for VAB Tax Benefits in excess of those in (a) above (if any), the sum of $22 million plus the amount of cash contributed by Parent to the capital of the Company pursuant to Section 4.16 as a reimbursement for estimated Taxes to the extent not already recovered through the carryback of the LJR Offset Loss shall be allocated to the Company.

(c) Third, for VAB Tax Benefits in excess of those in (a) and (b) above, (if any), the sum of $10 million plus the Pro Forma Loss Amount, if any, shall be allocated to Newco.

(d) Fourth, for VAB Tax Benefits in excess of those in (a), (b) and (c) above, (if any), the next $18 million shall be allocated to the Company.

(e) Any remaining VAB Tax Benefits in excess of those in (a), (b), (c) and (d) above (if any), shall be allocated 50% to the Company and 50% to Newco.

Section 4.7 Remittance of VAB Tax Benefit Payments; Payment of Archipelago Tax Benefit

. (a) Subject to Section 4.16, Parent shall pay (and shall cause its Affiliates and Subsidiaries to pay, as appropriate) cash to Newco equal in amount to VAB Tax Benefits allocable to Newco within five business days after such VAB Tax Benefits have been realized by the Company. Refunds shall be deemed to be realized when they are received by the Company. Credits and offsets to Taxes shall be deemed to be realized when such amounts are offset against any Taxes for the applicable year for which Parent or any of its Subsidiaries would otherwise be liable, which utilization shall be deemed to occur on the date that the applicable Tax Return is filed. With respect to any VAB Tax Benefit realized with respect to (x) a Net VAB Transaction Loss that reduces any estimated tax payment in the First Parent Year (or any corresponding state or local tax year) or (y) a Restructuring Deduction that reduces any estimated tax payment in any Restructuring Year (or any corresponding state or local tax year), such VAB Tax Benefit shall be realized on the due date of such estimated tax payment. Parent’s obligation to remit under this Section 4.7 shall be reduced by any Taxes paid in cash by Parent and its Affiliates (and/or the economic cost of the utilization by Parent and its Affiliates of any Tax Attributes, measured by the amount of Taxes that Parent and its Affiliates would have otherwise paid if such Parent Tax Attributes, other than VAB Tax Attributes, were not utilized, after giving priority to any available VAB Tax Attributes) as a result of utilizing or receiving such VAB Tax Benefits, and Newco’s entitlement to the VAB Tax Benefits allocated to it under Section 4.6 shall be credited by the net amount of cash paid to Newco pursuant to this Section 4.7 (i.e., after reduction by such cash Taxes paid and/or such economic cost of such utilization of such Tax Attributes). In determining the Company’s entitlement to VAB Tax Benefits allocated to it under Section 4.6(a), principles similar to the preceding sentence shall be used (i.e., using the net amount of VAB Tax Benefits realized after reduction for cash Taxes paid and/or the economic cost of the utilization by Parent and its Affiliates of any Tax Attributes, measured by the amount of Taxes that Parent and its Affiliates would have otherwise paid if such Parent Tax Attributes, other than VAB Tax Attributes, were not utilized after giving priority to any available VAB Tax Attributes). Parent shall provide Newco with notification of the anticipated utilization of the VAB Tax Attributes on or before the original filing date of any Tax Return.

(b) Parent shall pay (and shall cause its Affiliates and Subsidiaries to pay, as appropriate) cash to Newco equal in amount to Archipelago Tax Benefit within five business days after the Archipelago Tax Benefit has been realized by the Company. Any refund attributable to the Archipelago Tax Benefit shall be deemed realized when received by the Company. Any offset to Taxes attributable to the Archipelago Tax Benefit shall be deemed to be realized when such amounts are offset against any Taxes for the applicable year for which Parent or any of its Subsidiaries would otherwise be liable, which utilization shall be deemed to occur on the date that the applicable Tax Return is filed. With respect to any Archipelago Tax Benefit that reduces any estimated tax payment in any tax year, such Archipelago Tax Benefit shall be realized on the due date of such estimated tax payment.

Section 4.8 Look-Back Mechanism

. In the event Parent or any of its Subsidiaries pay cash to Newco in respect of VAB Tax Benefits, and any Tax Authority subsequently audits or otherwise commences a proceeding contesting the validity or utilization of any VAB Tax Attribute underlying the allocation of such VAB Tax Benefits, then the Company (i) shall have the right to control, at its own expense, any such proceeding, (ii) shall promptly give notice to Newco of such proceeding and shall provide Newco with a timely and reasonably detailed account of each phase of such proceeding, (iii) shall consult with Newco before taking any significant action in connection with such proceeding, (iv) shall consult with Newco and offer Newco an opportunity to comment before submitting any written materials prepared or furnished in connection with such proceeding, (v) shall defend such proceeding diligently and in good faith, (vi) shall allow Newco to participate, at its own expense, in such proceeding and shall provide Newco with copies of any written materials relating to such proceeding received from the relevant Tax Authority and (vii) shall not settle or otherwise compromise such proceeding without the prior written consent of Newco, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that after following the procedure set forth in the preceding sentence, the proceeding is resolved in a manner (x) that does not fully preserve the economic value of the applicable VAB Tax Benefit, and (y) that results in a cash payment of Taxes by the Company to the applicable Tax Authority or the utilization of Tax Attributes, other than VAB Tax Attributes, the Company shall, subject to the review of Newco, recalculate the aggregate amount of VAB Tax Benefits cumulatively realized as of the time of such cash payment or utilization and including such cash payment or the Tax cost of such utilization as a reduction of such aggregate amount. Such recalculated cumulative amount of VAB Tax Benefits shall then be reallocated between Newco and the Company (the “Modified Allocations”) on a first-dollar basis by redoing the calculations as provided in Section 4.6 as if for the first time, starting with Section 4.6(a) and moving sequentially to 4.6(b), (c), (d), (e) and (f). To the extent the Modified Allocations are not sufficient to cover the previously allocated aggregate amount of VAB Tax Benefits, each recipient of an uncovered previously allocated amount of VAB Tax Benefits shall be responsible for an amount of cash equal to its calculated share of such uncovered amount. The Company shall discharge its responsibility for its calculated share of such uncovered amount in any event by making the cash payment to the Tax Authority referred to above, whereas Newco shall discharge its responsibility for its calculated share of such uncovered amount by making a cash payment to the Company. To the extent that there are remaining unrealized VAB Tax Attributes subsequent to any tax challenge for which a cash payment has been made to a Tax Authority, VAB Tax Benefits resulting from such remaining VAB Tax Attributes shall be subsequently allocated as provided in Section 4.6 as though only an amount of VAB Tax Benefits equal to the Modified Allocations had previously been allocated.

Section 4.9 Resolution of All Tax Related Disputes

. With respect to any dispute or a disagreement relating to Taxes and the allocation of Taxes pursuant to this Agreement between the parties, the parties shall cooperate in good faith to resolve such dispute between them; but if the parties are unable to resolve such dispute, the parties shall submit the dispute for resolution to a “Big 4” accounting firm selected by mutual agreement of Newco and Parent; provided, that if Newco and Parent are unable to agree on such accounting firm, then Newco and Parent shall each have the right to request the American Arbitration Association to appoint a “Big 4” accounting firm (such firm, the “Accountant”). Resolution by the Accountant shall be final, conclusive and binding on the parties, and judgment thereon may be entered by any court of competent jurisdiction. Notwithstanding anything in this Agreement to the contrary, the fees and expenses relating to any dispute as to the amount of Taxes owed by either of the parties shall be paid by the Company, on the one hand, and Newco, on the other hand, in proportion to each party’s respective liability for the portion of the Taxes in dispute, as determined by the Accountant.

Section 4.10 Transfer Taxes

. The Company and Newco shall be proportionately responsible (in accordance with the Company Percentage and the Newco Percentage) for and shall pay all sales (including bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar fees or Taxes or governmental charges, if any, as levied by any Tax Authority arising out of, in connection with or attributable to the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). The party hereto with primary responsibility under applicable Law for filing Tax Returns related to Transfer Taxes shall be responsible for preparing and timely filing any Tax Returns required with respect to any Transfer Taxes.

Section 4.11 Payments

. Whenever in accordance with this Article IV one of the parties is required to pay an amount to the other party, such payment shall be made as of the later of (x) five business days after the date such payment was requested or (y) five business days before the requesting party is required to pay the related Tax, and any amount not paid by such date shall accrue interest at the rate of 8% per annum (which shall not limit any other rights the receiving party may have). The parties agree that any indemnity payments pursuant to this Article IV will be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

Section 4.12 Survival Limitations

. Notwithstanding any provisions of this Agreement to the contrary, the obligations of a party to indemnify and hold harmless another party pursuant to this Article IV shall survive until the expiration of the applicable Tax statute of limitations, and the indemnification provisions of this Article IV shall not be subject to any of the provisions of, or limitations contained in, Article V.

Section 4.13 Exclusivity

. Notwithstanding anything to the contrary contained in this Agreement or in any agreement or instrument of assumption delivered in connection with this Agreement, this Article IV and Section 9.18 shall exclusively govern all indemnification claims for Taxes under this Agreement.

Section 4.14 Termination of Tax Sharing Agreements

. Any tax sharing, tax allocation or similar agreement to which any Newco Entity, on the one hand, and the

Company or any of its other Affiliates, on the other hand, are parties shall terminate and shall cease to have any effect as of the Closing Date; it being understood that this Section 4.14 shall not purport to terminate any tax sharing, tax allocation or similar agreement to which Reuters plc or any of its Affiliates is a party.

Section 4.15 338 Elections

. Newco, and the Company shall work together in good faith to determine the tax consequences to Newco and the Company of jointly making an election under Section 338(h)(10) of the Code, or comparable provision of state, local or other Law, with respect to any Newco Entity that is a member of the Company’s consolidated group for federal income tax purposes. At Newco’s request, the Company shall join Newco in making such an election if Newco agrees to hold the Company Indemnitees harmless from any adverse Tax consequences resulting from such elections. At least 10 days prior to making any election under Section 338(g) of the Code, or comparable provision of state, local or other Law, with respect to any Subsidiary of the Company, Newco shall notify the Company in writing of its intent to make such elections. Newco shall hold the Company Indemnitees harmless from any adverse Tax consequences resulting from any such elections.

Section 4.16 Parent Capital Contributions

. (a) If Parent and Newco agree, at least 45 days prior to the Closing, that the Closing and the LJR Sale are more likely than not to be treated as occurring in the same taxable year for federal income tax purposes, (i) the Company shall file its Tax Return for the Short Federal Tax Year reporting both the Closing and the LJR Sale as occurring in the Short Federal Tax Year (unless there has been a subsequent change in Law which prohibits such treatment, in which case section 4.16(b) shall apply) and (ii) immediately prior to the Closing, Parent shall contribute to the capital of the Company an amount of cash equal to any payments of federal, state and local estimated taxes made by the Company with respect to such taxable year, and the Company shall be entitled to file for a refund of such overpaid estimated taxes to the extent of such contribution.

(b) If subparagraph (a) above does not apply, immediately prior to the Closing, Parent shall contribute to the capital of the Company an amount of cash equal to the sum of (1) the amount of Restructuring Deductions taken by the Company and its Subsidiaries from January 1, 2005 through the Closing Date multiplied by the highest marginal federal income tax rate then in effect plus any applicable state and local income tax rates plus (2) any payments of federal, state and local estimated taxes made by the Company with respect to such Tax Period, and the Company shall be entitled to file for a refund to the extent of any such overpaid estimated taxes to the extent of such contribution. The amount referred to in (1) above shall be treated as the realization of, and remittance to Newco with respect to, a VAB Tax Benefit and shall count toward the satisfaction of the first $30 million of VAB Tax Benefits that are allocated to Newco under Section 4.6(a). Accordingly, the available amount of VAB Tax Benefits shall be reduced by the amount referred to in clause (1) above. At least 30 days prior to the Closing, Parent shall provide Newco with a schedule calculating in reasonable detail the amounts described in (1) and (2) above. Newco shall provide Parent with any objections to such calculations within 10 days of receiving such calculation and the parties shall in good faith attempt to agree on such calculation. In the event that the parties are unable to agree on such calculation, the tax dispute resolution procedures set forth in Section 4.9 shall apply with each of Parent and Newco bearing 50% of the Accountant’s fees.

ARTICLE VINDEMNIFICATION

Section 5.1 Newco’s Agreement to Indemnify

. In addition to any other indemnification provided hereunder, subject to the terms and conditions set forth herein,

from and after the Closing Date, Newco shall, and shall cause each of the Newco Entities to, indemnify, defend and hold harmless Parent, the Company and IHCI and each of their respective directors, officers, partners, members, employees and other representatives, advisors and agents (collectively, “Representatives”), Subsidiaries and Affiliates and all direct and indirect Representatives of such Representatives, Subsidiaries and Affiliates (collectively, the “Company Indemnitees”) from and against any and all Indemnifiable Losses of the Company Indemnitees arising out of or resulting from, directly or indirectly, the Newco Liabilities.

Section 5.2 Parent’s and the Company’s Agreement to Indemnify

. In addition to any other indemnification provided hereunder, subject to the terms and conditions set forth herein, from and after the Closing Date, Parent and the Company shall jointly and severally, and shall cause each of the ECN Entities to, indemnify, defend and hold harmless Newco and each of its Representatives, Subsidiaries and Affiliates, and all direct and indirect Representatives of such Representatives, Subsidiaries and Affiliates (collectively, the “Newco Indemnitees”) from and against any and all Indemnifiable Losses of the Newco Indemnitees arising out of or resulting from, directly or indirectly, the Retained Liabilities.

Section 5.3 Reduction of Indemnifiable Losses for Tax Benefits and Insurance Benefits Received

. For purposes of this Article V, Section 8.2 and Section 8.5, the calculation of any Indemnifiable Loss will reflect (i) the amount of any Tax benefit actually recognized by the Indemnitee for United States federal, state or local income tax purposes in respect of such Indemnifiable Loss (net of any tax cost incurred by the Indemnitee for United States federal, state or local income tax purposes arising from the receipt of any indemnification payment hereunder in respect of such Indemnifiable Loss (grossed up to reflect such increase)), in each case, in the year in which such Tax benefit is recognized and (ii) the amount of any insurance proceeds or indemnification payments received by the Indemnitee in respect of such Indemnifiable Loss (net of all reasonable costs and expenses incurred by the Indemnitee in recovering such insurance proceeds). Each Indemnitee shall use its commercially reasonable efforts to recover from its insurers or other sources of reimbursement or recovery the maximum portion of any Indemnifiable Loss that is recoverable from such sources. In the event any indemnification payment is made by an Indemnifying Party to an Indemnitee in respect of an Indemnifiable Loss and the Indemnitee thereafter receives any such Tax benefit, net insurance proceeds or indemnification payments, the Indemnitee shall promptly reimburse such Indemnifying Party an amount equal to the amount of such Tax benefit, net insurance proceeds or indemnification payments.

Section 5.4 Procedure for Indemnification.

(a) If an Indemnitee shall receive notice of the assertion by a person who is not a party to this Agreement of any claim or of the commencement by any such person of any Action (a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification under Section 5.1 or Section 5.2, such Indemnitee shall give such Indemnifying Party prompt notice thereof after becoming aware of such Third Party Claim; provided, that the failure of any Indemnitee to give notice as provided in this Section 5.4 shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail, and, if practicable, shall indicate the estimated amount of the Indemnifiable Loss that has been or may be sustained or asserted by such Indemnitee.

(b) If an Indemnitee gives notice of a Third Party Claim to an Indemnifying Party, the Indemnifying Party shall have 30 days after receipt of notice to elect, at its option, to take responsibility for resolving, and assume and control the defense of, at its own expense and by its own counsel, any such Third Party Claim and shall be entitled to assert any and all defenses available to the Indemnitee to the fullest extent permitted by Law. If the Indemnifying Party shall undertake to defend and resolve any such Third Party Claim, it shall promptly notify the Indemnitee of its intention to do so, and the Indemnitee agrees to cooperate as reasonably requested by the Indemnifying Party and its counsel in the resolution of, or defense against, any such Third Party Claim; provided, however, that the Indemnifying Party shall not admit any liability with respect to such Third Party Claim without the prior written consent of the Indemnitee, and shall not resolve, settle, compromise or discharge any such Third Party Claim without the prior written consent of the Indemnitee (which consent will not be unreasonably withheld or delayed) unless the relief consists solely of the payment of money and includes a provision whereby the plaintiff or claimant in the matter releases the Indemnitees from all liability with respect thereto. Notwithstanding the foregoing, the Indemnitee shall have the right to defend (but not admit liability, compromise, settle or otherwise resolve such Third Party Claim without the prior written consent of the Indemnifying Party) any Third Party Claim as to itself by its own separate counsel, and the Indemnifying Party shall pay the reasonable fees, costs and expenses of such separate counsel, as incurred, if the Indemnitee shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate. Further, the Indemnitee shall have the right to employ separate counsel and to participate in the defense of any Third Party Claim (though such separate counsel shall not appear of record), at the expense of the Indemnitee (unless the Indemnifying Party agrees to pay the fees and expenses of such separate counsel). In any event, the Indemnitee and Indemnifying Party and their counsel shall cooperate in the defense of any Third Party Claim and keep such persons informed of all developments relating to any such Third Party Claim, and provide copies of all relevant correspondence and documentation relating thereto consistent with applicable rules of privilege and legal ethics. All costs and expenses incurred in connection with the Indemnitee’s cooperation shall be paid by the Indemnifying Party, as incurred. If the Indemnifying Party receiving a notice of Third Party Claim does not elect timely to take responsibility for resolving, and defend, such Third Party Claim or does not defend such Third Party Claim in good faith, the Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such Third Party Claim; provided, however, that (i) the Indemnitee shall not have any obligation to participate in the defense of, or defend, any such Third Party Claim; (ii) the Indemnitee’s defense of or participation in the defense of any such claim shall not in any way diminish or lessen the obligations of the Indemnifying Party under this Article V; and (iii) the Indemnitee shall not resolve, settle, compromise or discharge any such Third Party Claim without the prior written consent of the Indemnifying Party.

Section 5.5 Pending Litigation

. Following the Closing Date, (a) the Company shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions listed on Part A of Section 5.5 of the Disclosure Schedule and all pending Actions relating to the Retained Business, the Retained Assets, the Retained Employees or the Retained Liabilities and not relating to the Newco Business, the Newco Assets, the Newco Employees or the Newco Liabilities (each, a “Retained Action”), and may settle or compromise, or consent to the entry of any Judgment with respect to, any such Action without the consent of Newco, and (b) Newco shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all pending Actions listed on Part B of Section 5.5 of the Disclosure Schedule and all pending Actions relating to the Newco Business, the Newco Assets, the Newco Employees or the Newco Liabilities and not relating to the Retained Business, the Retained Assets, the Retained Employees or the Retained Liabilities (each, a “Newco Action”), and may settle or compromise, or consent to the entry of any Judgment with respect to, any such Action without the consent of the Company; provided, that, notwithstanding anything to the contrary, neither the Company nor Newco (nor any of their respective Subsidiaries) may settle or compromise, or consent to the entry of any Judgment with respect to, any Retained Action or Newco Action, without the prior written consent of the other party if such settlement, compromise or consent to such Judgment (i) includes any form of relief binding upon such other party or its Affiliates or their respective businesses or assets or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such other party (and any Affiliate of such other party subject to such Action) of a full and final release from all Liability in respect of such claim or litigation. For the avoidance of doubt, neither any of the Actions listed on Part C of Section 5.5 of the Disclosure Schedule (each, an “Unallocated Action”) nor any Action in respect of any Shared Transaction Liabilities shall be a Retained Action or Newco Action.

Section 5.6 Remedies Exclusive

. From and after the Closing and except as otherwise specifically provided herein (including Articles IV and VIII), the rights to indemnification provided in this Article V shall be the exclusive monetary remedy for any Newco Liabilities or Retained Liabilities; provided that nothing herein shall preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party in the event of fraud or in the event of an Indemnifying Party’s failure to comply with its indemnification obligations hereunder.

Section 5.7 Purchase Price Adjustment

. The parties agree that any indemnity payments pursuant to this Agreement will be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

ARTICLE VICERTAIN ADDITIONAL MATTERS

Section 6.1 Further Assurances; Subsequent Transfers.

(a) To the extent that any of the transfers, distributions, deliveries and assumptions required to be made pursuant to Article II shall not have been so consummated at or prior to Closing, the parties shall cooperate and use their reasonable best efforts to effect such consummation as promptly thereafter as reasonably practicable. Each of the parties hereto will execute and deliver such further instruments of transfer, distribution and assumption and will take such other actions as Newco or any of its Subsidiaries may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof. Without limiting the generality of the foregoing, at any time and from time to time after Closing, at the request of Newco or any of its Subsidiaries, the Company and its Subsidiaries will execute and deliver such other instruments of transfer and distribution, and take such action as Newco or any of its Subsidiaries may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Newco or any of its Subsidiaries and to confirm Newco’s or any of its Subsidiaries’, as the case may be, right, title to or interest in, all of the Newco Assets, to put Newco and its Subsidiaries in actual possession and operating control thereof and to permit Newco and its Subsidiaries to exercise all rights with respect thereto (including rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained) and to properly assume and discharge the related Newco Liabilities.

(b) In the event and to the extent that the Company is unable to obtain any consents required to transfer and assign to Newco any agreements, licenses and other rights included in the Newco Assets, the Company (i) shall continue to be bound thereby pending assignment to Newco or a Newco Entity designated by Newco and (ii) shall, at the direction and expense of Newco, pay, perform and discharge fully all of its obligations thereunder from and after the Closing and prior to assignment to Newco or a Newco Entity, and Newco will indemnify the Company for any Liabilities (other than Tax Liabilities) of the Company arising out of such Assets, any reasonable out-of-pocket expenses associated with any attempt to transfer or failure to transfer such Asset, which shall constitute Newco Transaction Liabilities, or any Liabilities arising out of or resulting from the Company’s actions taken in accordance with any such directions of Newco. The Company shall, without further consideration therefor, pay, assign and remit to Newco promptly all monies, rights and other consideration received in respect of such agreements. The Company shall exercise or exploit its rights and options under all such agreements, leases, licenses and other rights and commitments referred to in this Section 6.1(b) when and only as reasonably directed by Newco. If and when any such consent shall be obtained or such agreement, lease, license or other right shall otherwise become assignable, the Company shall promptly assign all its rights and obligations thereunder to Newco or a Newco Entity designed by Newco without payment of further consideration and Newco shall, without the payment of any further consideration therefor, assume such rights and obligations.

(c) In the event that, subsequent to the Closing Date, the Company or Parent shall either (i) receive written notice from Newco that certain specified Assets of the Company or any Subsidiary of the Company which properly constitute Newco Assets were not transferred to Newco on or prior to the Closing Date or (ii) determine that certain Assets of the Company or any Subsidiary of the Company

which properly constitute Newco Assets were not transferred to Newco on or prior to the Closing Date, then (assuming the accuracy of such notice or demand) as promptly as practicable thereafter, the Company shall take all steps reasonably necessary to transfer and deliver any and all of such Assets to Newco without the payment by Newco of any further consideration therefor. In the event that, subsequent to the Closing Date, Newco shall either (i) receive written notice from the Company or Parent that certain specified Assets which properly constitute Retained Assets were transferred to Newco or included with the Newco Entities, or (ii) determine that certain Assets of Newco which properly constitute Retained Assets were transferred to Newco or included with the Newco Entities, then (assuming the accuracy of such notice or demand) as promptly as practicable thereafter, Newco shall, and shall cause its Subsidiaries to, take all steps reasonably necessary to transfer and deliver any and all of such Assets to the Company or its Subsidiaries without the payment by the Company of any further consideration therefor.

Section 6.2 Use of Names

. Following the Closing Date, the Company and the ECN Entities shall have the sole and exclusive ownership of and right to use, as between the Company and the ECN Entities, on the one hand, and Newco and its Subsidiaries, on the other hand, each of the names that are (i) set forth in Part A of Section 6.2 of the Disclosure Schedule or (ii) used solely in connection with the Retained Business (the “Retained Names”), and each of the trade marks, trade names, service marks and other proprietary rights related to such Retained Names (the “Retained Proprietary Name Rights”). Following the Closing Date, Newco and its Subsidiaries shall have the sole and exclusive ownership of and right to use, as between Newco and its Subsidiaries, on the one hand, and the Company and the ECN Entities, on the other hand, all names used by the Company and its Subsidiaries other than the Retained Names, including the Names set forth on Part B of Section 6.2 of the Disclosure Schedule (the “Newco Names”), and all other trade marks, trade names, service marks and other proprietary rights related to such Newco Names (the “Newco Proprietary Name Rights”). Notwithstanding the foregoing, neither the Company and the ECN Entities, nor Newco and its Subsidiaries, shall use any names that are confusingly similar to the Retained Names or the Newco Names, as applicable, without the prior written consent of the other party, provided that the parties agree that none of the Names set forth on Part A of Section 6.2 of the Disclosure Schedule, on the one hand, and the Names set forth on Part

B of Section 6.2 of the Disclosure Schedule, on the other hand, shall be deemed to be “confusingly similar.” As promptly as practicable following the Closing Date but in no event later than one hundred eighty (180) days following the Closing Date, the parties hereto shall, and shall cause their respective Subsidiaries and other Affiliates to, take all action necessary to cease using, and change (including by amending any charter documents), any corporate or other names which are the same as or confusingly similar to any of the Newco Names and the Newco Proprietary Name Rights or the Retained Names and the Retained Proprietary Name Rights, as the case may be.

Section 6.3 Payment of Intercompany Accounts

. To the extent not previously paid and settled in full, the parties shall use best efforts to cause Instinet on or prior to the Closing Date to pay and settle in full for cash (or, failing such payment prior to Closing, shall pay and settle in full for cash at Closing) all intercompany receivables, payables, loans and other accounts in existence as of the Effective Time between the Company and the ECN Entities, on the one hand, and the Newco Entities, on the other hand.

Section 6.4 Merger Agreement Provisions

. (a) Parent and the Company shall provide Newco with as much prior written notice as is reasonably practicable (which, if the circumstances permit, shall be not less than three business days’ notice) of any proposed agreement or consent by both or either of them to any modifications of the terms and conditions of, or proposed delivery by both or either of them of any consent or waiver or any exercise of any right of termination under, the Merger Agreement. Parent and the Company will (i) use their best efforts to allow Newco to participate directly in any negotiations or discussions with Instinet relating to any such proposed modification, consent, waiver or termination unless such action would not reasonably be expected to have a Newco Adverse Effect and (ii) keep Newco informed of the status and any developments with respect to any such proposed modification, consent, waiver or termination. Neither Parent nor the Company will, without the prior written consent of Newco, terminate the Merger Agreement pursuant to Section 8.1 thereof or agree to any modification of any of the terms or conditions of, or give any consent or waiver under, any provision of the Merger Agreement if such modification, consent or waiver would reasonably be expected to have a Newco Adverse Effect. Upon Newco’s request, but subject to Instinet’s willingness, Parent and the Company will enter into such modifications of the terms and conditions of, or give any consent or waiver under, the Merger Agreement relating solely to the Newco Entities, the Newco Assets, the Newco Employees, the Newco Business or the Newco Liabilities unless such action would reasonably be expected to have an adverse effect on the probability that the transactions contemplated by this Agreement or the Merger Agreement will be consummated.

(b) Prior to the Closing, Newco will promptly notify Parent and Parent will promptly notify Newco, in the event that Newco or Parent, as the case may be, becomes aware of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which could reasonably be expected to cause (x) any representation or warranty of Parent, the Company or Instinet contained in the Merger Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement of Parent, the Company or Instinet or any Subsidiary of Instinet contained in the Merger Agreement to not be complied with or satisfied and (ii) any failure of Parent, the Company, Instinet or any Subsidiary of Instinet to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

(c) Prior to the Closing, Parent agrees to use its reasonable best efforts to ensure that Newco and its accountants, attorneys, consultants, financing sources and other Representatives are provided access pursuant to Section 6.1 of the Merger Agreement. Prior to the Closing, Newco agrees that it shall, and shall cause its Affiliates to, comply with the obligations under Section 6.1 of the Merger Agreement.

(d) After the Closing, Newco shall, and shall cause each Newco Entity to, as the case may be, honor the applicable obligations under Section 6.7 of the Merger Agreement with respect to the Newco Employees. After the Closing, the Company shall, and shall cause each ECN Entity to, as the case may be, honor the applicable obligations under Section 6.7 of the Merger Agreement with respect to the Retained Employees.

(e) After the Closing, Newco shall, and shall cause each Newco Entity to, honor the applicable obligations under Section 6.9 of the Merger Agreement as such obligations relate to such Newco Entity. After the Closing, the Company shall, and shall cause each ECN Entity to, honor the applicable obligations under Section 6.9 of the Merger Agreement as such obligations relate to such ECN Entity.

(f) The parties agree that the representations, warranties, covenants and agreements in the Merger Agreement or in any certificate delivered pursuant thereto shall not survive the consummation of the Merger or the termination of the Merger Agreement (except for the covenants set forth in Sections 6.7 and 6.9 of the Merger Agreement).

Section 6.5 No Additional Representations

. Newco acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of Instinet which it and its representatives have deemed necessary and requested to review, and that it and its representatives have had full opportunity to meet with the management of Instinet to discuss the businesses and assets of Instinet. Newco acknowledges that neither Instinet nor any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding Instinet furnished or made available to Parent, Newco and their representatives except as expressly set forth in Article 4 of the Merger Agreement (which includes the Schedules thereto) or in any certificate delivered pursuant to Section 7.2 thereof.

Section 6.6 Reasonable Efforts; Regulatory Consents, Authorizations, etc

. (a) Each of the parties to this Agreement shall use commercially reasonable and good faith efforts to consummate the transactions contemplated under this Agreement and the Merger Agreement as of the earliest practicable date; provided, that, unless otherwise agreed to by the parties, such date is the first business day following the last day of an Instinet fiscal month end.

(b) Newco and Parent further agree to (i) promptly file or cause to be promptly filed, with all appropriate Authorities, all notices, registrations, declarations, applications and other documents as may be necessary to consummate the transactions contemplated under this Agreement and the Merger Agreement and (ii) thereafter diligently pursue obtaining all Required Regulatory Approvals (as defined in the Merger Agreement) from such Authorities as may be necessary to consummate the transactions contemplated under this Agreement and the Merger Agreement. Newco and Parent further agree to use their commercially reasonable efforts to seek and obtain all third party consents required to give effect to the transfer and assignment of the Newco Assets or otherwise in connection with the transactions contemplated by this Agreement.

(c) Subject to the terms and conditions of this Agreement, Newco and Parent agree that each shall use its best efforts to take, or cause to be taken and do, or cause to be done, all things necessary under applicable Antitrust Laws to consummate the transactions contemplated under this Agreement and the Merger Agreement as of the earliest practicable date. In furtherance and not in limitation of the above, Newco and Parent agree that each shall (i) cause to be filed any necessary notification or report with respect to the transactions contemplated under this Agreement and the Merger Agreement, pursuant to any applicable Antitrust Law, as soon as practicable after the date hereof; and with respect to the HSR Act, in any event not later than the tenth business day after the date hereof, (ii) supply as promptly as practicable any additional information or documentary material that may be requested by any Authority pursuant to any applicable Antitrust Law; and (iii) use, subject to the other provisions of this Section 6.6, its best efforts to take all other actions necessary to obtain all Required Regulatory Approvals or to cause the expiration or termination of the applicable waiting periods under any applicable Antitrust Law as soon as practicable. In furtherance and not in limitation of the above, it is specifically understood that Newco and Parent shall each cause to be filed with the United States Department of Justice and Federal Trade Commission a Notification and Report Form for Certain Mergers and Acquisitions, pursuant to the HSR Act, and shall include therein a request for early termination of the waiting period specified under the HSR Act.

(d) In connection with the efforts referenced in Section 6.6(c) above, Newco and Parent further agree that each will use its best efforts to (i) cooperate in all respects with the other parties hereto in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private party, pursuant to any applicable Antitrust Law (including, by sharing copies of any such filings or submissions with the other parties hereto reasonably in advance of the filing or submission thereof; provided, that sensitive or competitive information shall be subject to review on a counsel only basis pursuant to confidentiality undertakings); (ii) promptly inform each other party hereto and Instinet of any communication received from, or given by Newco or Parent to, any Authority regarding the transactions contemplated under this Agreement and the Merger Agreement, and of any communication received or given in connection with any Action by a private party, in any such case, to the extent reasonably practicable, pursuant to an applicable Antitrust Law and regarding any of the transactions contemplated under this Agreement and the Merger Agreement; and (iii) permit each of the parties hereto and Instinet an opportunity to review in advance of any communication intended to be given by it to, and consult with the other parties hereto and Instinet in advance of any meeting or conference with, any Authority or, in connection with any proceeding by a private party, with such private party, in any such case, to the extent reasonably practicable, pursuant to an applicable Antitrust Law and to the extent permitted by such Authority or other person, give the other parties hereto and Instinet the opportunity to attend and participate in such meetings and conferences if either party and Instinet reasonably believes such attendance and participation to be beneficial; provided, however, that materials concerning the valuation of the Company and materials subject to third-party confidentiality restrictions may be redacted.

(e) If, with respect to any filing contemplated by this Section 6.6, it is necessary or advisable that a single filing be made on behalf of Newco and Parent, each party shall closely cooperate in the preparation of such filing. If, with respect to any filing contemplated by this Section 6.6, only one filing fee is required for both parties, regardless of whether separate or joint filings are made the party required to make such payment under applicable Law shall pay the appropriate filing fee. In furtherance and not in limitation of the foregoing, Newco shall be required to pay the filing fee pursuant to the HSR Act with respect to the VAB Purchase and Parent shall be required to pay the filing fee pursuant to the HSR Act with respect to the Merger.

(f) Subject to Section 6.6(h), in furtherance and not in limitation of the efforts referred to above in Section 6.6(d), if any objections are asserted pursuant to any applicable Antitrust Law by any Authority or private party, or if any suit is instituted or threatened, which would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated under this Agreement and the Merger Agreement, Newco and Parent agree that each shall use its best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated under this Agreement and the Merger Agreement, including selling or agreeing to sell, holding or agreeing to hold separate, or otherwise disposing or agreeing to dispose of assets (which may include any assets relating to the Newco Business), or conducting or agreeing to conduct its business in such a manner as would resolve such objections or suits, or permitting any of its Subsidiaries to take or agree to take any such action. Notwithstanding the foregoing, the parties will each use their commercially reasonable efforts to resist any action requested by any Authority to sell, divest, discontinue or limit, before or after the Closing, any of the Newco Assets or all or any portion of the Newco Business (other than the disposition contemplated by the VAB Purchase).

(g) In the event that any Action is instituted, or threatened to be instituted, by any Authority or private party, in any such case, pursuant to Antitrust Law, challenging any of the transactions contemplated under this Agreement and the Merger Agreement, each party to this Agreement agrees to cooperate in all respects with each other and use its respective best efforts to defend, contest and resist any such Action and to have vacated, lifted, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect and prohibits, prevents or restricts consummation of the transactions contemplated under this Agreement and the Merger Agreement.

(h) Notwithstanding anything in this Section 6.6 to the contrary, nothing in this Section 6.6 shall require, or be construed to require Instinet, Newco, Parent or the Company or any of their respective Subsidiaries to, in connection with the receipt of any consent, waiver, approval, license or authorization by any Authority or the defense of any Action, to (A) in the case of Parent and its Affiliates, (i) sell, hold separate, divest, discontinue, or limit, or proffer to, or agree to, sell, hold separate, divest, discontinue or limit, before or after the Closing Date, any assets, businesses, or interest in any assets or businesses of Parent or Instinet or any Instinet Subsidiary or any of their respective Affiliates (or to consent to any sale, or agreement to sell or discontinuance or limitation by Parent or Instinet or any Instinet Subsidiary or any of their respective Affiliates, as the case may be, of any of their respective assets or businesses) or (ii) agree to any conditions or terms relating to or applying to, or requiring any changes, limitations or restrictions on, the operation of any asset or business, including the market practices and structure of Parent, that, in the case of either clause (A)(i) or (A)(ii), is reasonably likely, individually or in the aggregate, to have a material adverse effect on the assets, business, long-term earning capacity or financial condition of Parent and its Affiliates (including the ECN Entities) taken as a whole or (B) in the case of Newco and its Affiliates, (i) sell, hold separate, divest, discontinue, or limit, or proffer to, or agree to, sell, hold separate, divest, discontinue or limit, before or after the Closing Date, any assets, businesses, or interest in any assets or businesses of Instinet or any Instinet Subsidiary or any of their respective Affiliates to the extent any such assets or businesses are part of the Newco Business or constitute Newco Assets (or to consent to any sale, or agreement to sell or discontinuance or limitation by Instinet or any Instinet Subsidiary or any of their respective Affiliates, as the case may be, of any of their respective assets or businesses to the extent any such assets or businesses are part of the Newco Business or constitute Newco Assets) or (ii) agree to any conditions or terms relating to or applying to, or requiring any changes, limitations or restrictions on, the operation of any Newco Asset or the Newco Business, including the market practices and structure of Newco and its Affiliates, that, in the case of either clause (B)(i) or (B)(ii), is reasonably likely, individually or in the aggregate, to have a material adverse effect on (x) the assets, business, long-term earning capacity or financial condition of Newco and its Affiliates (including the Newco Entities) taken as a whole, (y) the Newco Assets or (z) the Newco Business (any such requirement specified in clause (B)(i) or (B)(ii), a “Burdensome Condition”).

Section 6.7 Ancillary Agreements

. (a) On the Closing Date, the parties shall execute (and/or cause their respective Subsidiaries party thereto to execute) the Ancillary Agreements.

(b) On the Closing Date, Parent shall cause the Company to execute and deliver the First Amendment to Sublease in the form attached as Exhibit G. In addition, on the Closing Date, the parties agree that the Company shall sublease to Newco and Newco shall sublease from the Company on substantially the same terms as the Sublease (as amended) (or an assignment of the Sublease from the Company to Newco; provided, that the Company shall remain obligated under the Sublease) pursuant to which Newco shall, among other things, pay Parent a special payment of $3,500,000, which shall be used by Parent to satisfy the consideration due sublessor pursuant to Section 5 of the First Amendment to Sublease in the form attached as Exhibit G.

Section 6.8 Sharing of Certain Payments

. In the event that Parent receives a Termination Fee (as defined in the Merger Agreement), Parent shall pay Newco an amount equal to (i) (A) the Termination Fee less (B) any out-of-pocket fees and expenses incurred by Newco or any of its Affiliates and subject to payment by Parent pursuant to the Convertible Notes Securities Purchase Agreement less (C) any fees and expenses subject to payment by Parent in connection with the bridge financing from JPMorgan Chase in connection with the Convertible Notes Securities Purchase Agreement, multiplied by (ii) the Newco Percentage. Such amount shall be paid within five business days of the receipt by Parent of such Termination Fee.

Section 6.9 Certain Restrictions Pending the Closing

. (a) Newco agrees that, from and after the date hereof and prior to the Closing, except (i) as otherwise expressly permitted by this Agreement, (ii) for any action that constitutes an exercise of Newco’s rights under Section 6.4, Section 9.1 or Section 9.2 or (iii) as agreed in writing by Newco and Parent, Newco shall not, and shall not permit any of its Subsidiaries to, take or agree, in writing or otherwise, to take any action which could reasonably be expected to materially impair Newco’s ability to perform its obligations under this Agreement or to prevent, impede or delay the consummation of the transactions contemplated under this Agreement or the Merger Agreement or result in the failure to satisfy any condition to the consummation of the transactions hereunder or thereunder.

(b) Parent agrees that, from and after the date hereof and prior to the Closing, except (i) as otherwise expressly permitted by this Agreement, (ii) for any action that constitutes an exercise of Parent’s rights under Article 7 of the Merger Agreement, Article 8 of the Merger Agreement, Section 9.1 or Section 9.2 or (iii) as agreed in writing by Parent and Newco, Parent shall not, and shall not permit any of its Subsidiaries to, take or agree, in writing or otherwise, to take any action which could reasonably be expected to materially impair Parent’s or the Company’s ability to perform its obligations under this Agreement or the Merger Agreement or to prevent, impede or delay the consummation of the transactions contemplated under this Agreement or the Merger Agreement or result in the failure to satisfy any condition to the consummation of the transactions hereunder or thereunder.

Section 6.10 Noncompetition and Non-Solicitation

. (a) During the period beginning on the Closing Date and ending on the date which is three (3) years following the Closing Date, neither Newco nor any Subsidiary thereof shall, with respect to equity securities traded on any U.S. securities exchange or over-the-counter market, without the prior written consent of Parent (i) own or operate any (A) “electronic communications network” (as defined under Rules 11Ac1-1 and 11Ac1-4 under the Exchange Act), (B) Self-Regulatory Organization or (C) “alternative trading system” (as defined in Rule 300 of Regulation ATS under the Exchange Act) that (x) is required to comply with Rule 301(b)(5) of Regulation ATS under the Exchange Act (as in effect on the date of this Agreement); provided, that each reference to “20 percent” in Rule 301(b)(5)(i) shall be read as if such reference is “5 percent” and (y) provides execution services directly to registered broker-dealers (each a “Newco Competing Business”); (ii) license, sell or provide the Continuous Block Crossing software and systems (“CBX”) to any person that operates or, to the knowledge of Newco, intends to operate a Newco Competing Business, (iii) use CBX to develop, facilitate, enhance or operate a securities order execution or matching system to be used by a Newco Competing Business, (iv) employ, engage or utilize any Retained Employees (other than those individuals set forth in Section 6.10(c) of the Disclosure Schedule) in the development, facilitation, enhancement or operation of a securities order execution or matching system to be used by a Newco Competing Business, or (v) enter into a transaction the primary purpose of which is to acquire one (1) percent or more of the equity interests or voting power of any person (other than the securities held as of the Closing Date (as such may be adjusted and including stock dividends thereon or securities issued in exchange therefor) by Instinet and its Subsidiaries and listed on Section 6.10(a) of the Disclosure Schedule) that is principally engaged in a Newco Competing Business. Notwithstanding the foregoing, a Newco Competing Business shall not be deemed to include and Newco and its Subsidiaries shall not be prohibited from (A) continuing to operate (in substantially the same manner as currently operated) any business operated by the Newco Entities as of the date hereof or as of the Closing Date, growing any such existing business (other than by engaging in a Competing Business) or holding any of the Newco Assets, (B) owning or operating any business that consists solely or primarily of providing (1) matching or crossing services to buy-side customers, (2) direct market access, (3) trade execution services for securities other than cash equity securities (e.g., options or other derivative securities) or (4) trade execution services in cash equity securities directly to institutional customers or (C) acquiring any business that includes operations the conduct of which by Newco and its Subsidiaries would, but for this sentence, otherwise violate the restrictions of this Section 6.10(a), if the primary purpose of such acquisition is not to acquire any Newco Competing Business; provided, that if more than fifteen (15) percent of such acquired entity’s gross revenues are derived from the Newco Competing Business during the twelve (12) calendar months immediately preceding the month in which such acquisition occurs, then within one (1) year after the date of such acquisition, Newco and its Subsidiaries shall have ceased conducting such business or shall have entered a binding agreement (which may be an agreement with Parent or an Affiliate thereof) for the disposition of the Newco Competing Business. If any such binding agreement shall terminate prior to the completion of the sale of such Newco Competing Business, Newco and its Subsidiaries shall cease conducting such business or enter into a new binding agreement for its disposition within three (3) months after the date of such termination.

(b) During the period beginning on the Closing Date and ending on the date which is three (3) years following the Closing Date, neither Parent nor any Subsidiary thereof shall, within the United States or any foreign jurisdiction in which the Newco Business is conducted as of the Closing Date (but only so long as Newco or a Newco Entity conducts business in such jurisdiction), without the prior written consent of Newco: (i) directly or indirectly, engage in the business of providing trade execution services in cash equity securities directly to institutional customers, other than products or services that are sponsored by broker-dealer customers; or (ii) enter into a transaction the primary purpose of which is to acquire one (1) percent or more of the equity interests or voting power of any person principally engaged in any of the businesses described in clause (i) (a “Parent Competing Business”). Notwithstanding the foregoing, Parent and its Subsidiaries shall not be prohibited from acquiring any business that includes operations the conduct of which by Parent and its Subsidiaries would, but for this sentence, otherwise violate the restrictions of this Section 6.10(b), if the primary purpose of such acquisition is not to acquire any Parent Competing Business; provided, that if more than fifteen (15) percent of such acquired entity’s gross revenues are derived from the Parent Competing Business during the twelve (12) calendar months immediately preceding the month in which such acquisition occurs, then within one (1) year after the date of such acquisition, Parent and its Subsidiaries shall have ceased conducting such business or shall have entered a binding agreement (which may be an agreement with Newco or an Affiliate thereof) for the disposition of the Parent Competing Business. If any such binding agreement shall terminate prior to the completion of the sale of such Parent Competing Business, Parent and its Subsidiaries shall cease conducting such business or enter into a new binding agreement for its disposition within three (3) months after the date of such termination.

(c) Newco agrees that, for a period beginning on the date of this Agreement and ending on the date two (2) years following the Closing Date, neither Newco nor its Subsidiaries will solicit for employment or hire any of the Retained Employees (other than the individual listed in Section 6.10(c) of the Disclosure Schedule); provided, however, that it is understood that this Section 6.10(c) shall not prohibit: (i) generalized solicitations by advertising and the like that are not directed to the Retained Employees; (ii) solicitations or hires of Retained Employees whose employment was terminated by Parent, the Company or any ECN Entity or (iii) solicitations or hires of Retained Employees who have terminated their employment with Parent, the Company or any ECN Entity without any prior solicitation (which would otherwise violate this Section 6.10(c)) by Newco or any Subsidiary thereof.

(d) Parent agrees that, for a period beginning on the date of this Agreement and ending on the date two (2) years following the Closing Date, neither Parent nor its Subsidiaries will solicit for employment or hire any of the Newco Employees; provided, however, that it is understood that this Section 6.10(d) shall not prohibit: (i) generalized solicitations by advertising and the like that are not directed to the Newco Employees; (ii) solicitations or hires of Newco Employees whose employment was terminated by Newco or any Newco Entity or (iii) solicitations or hires of Newco Employees who have terminated their employment with Newco or any Newco Entity without any prior solicitation (which would otherwise violate this Section 6.10(d)) by Parent or any Subsidiary thereof.

(e) It is the intent and understanding of each party hereto that if, in any action before any Authority legally empowered to enforce this Section 6.10, any term, restriction, covenant, or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant, or promise shall not thereby be terminated but that it shall be deemed modified to the extent necessary to make it enforceable by such Authority and, if it cannot be so modified, that it shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such modification or amendment in any event to apply only with respect to the operation of this Section 6.10 in the particular jurisdiction in which such adjudication is made.

(f) Notwithstanding anything to the contrary contained in this Section 6.10, in no event shall this Section 6.10 be deemed to apply to any Affiliate of Newco or Parent (other than a Subsidiary of Newco or Parent, as applicable) solely because such person is an Affiliate of Newco or Parent.

Section 6.11 Reimbursement of Certain Amounts Paid By Instinet Prior to the Closing

. Following the Closing, from time to time upon written notice by Newco to Parent and receipt by Parent of evidence reasonably satisfactory to it of the payment of such amounts by Instinet or any Subsidiary thereof prior to Closing, Parent shall pay to Newco an amount (less any accruals therefor reflected on the Retained Business Balance Sheet) equal to the amount of any Liabilities of Instinet and its Subsidiaries that (A) were paid on or prior to the Closing Date but not known to the parties as of the Closing Date to have been so paid (and therefore not paid to Newco pursuant to Section 2.3(c)) and (B) would have been Retained Liabilities of the types referred to in clauses (iv), (v), (vi), (vii), (viii), (ix) or (x) of the definition of Retained Liabilities payable by Parent, the Company and the ECN Entities following the Closing Date if not so paid on or prior to the Closing Date. The parties agree that any payments pursuant to this Section 6.11 will be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

Section 6.12 Sharing of Amounts Payable In Respect of the Exchange Fund

. Parent and the Company agree that promptly upon receipt (and in any event within five business days thereof) of any amounts payable under Section 3.2 of the Merger Agreement with respect to the Exchange Fund (as defined in the Merger Agreement), including in connection with any interest payments thereon or release thereof, Parent or the Company shall pay by wire transfer of immediately available funds to an account designated by Newco for such purposes, an amount without duplication equal to the product of (i) the total amount received by the Parent or the Company in respect of the Exchange Fund and (ii) the Newco Percentage. At any time after the Exchange Fund is delivered to Buyer pursuant to Section 3.2 of the Merger Agreement, Parent shall notify Newco of any payment of Merger Consideration to any holder of Certificates that had not theretofore been surrendered for Merger Consideration. Promptly following written notice thereof accompanied by evidence of such payment, Newco shall pay by wire transfer of immediately available funds to an account designated by Parent for such purpose (or by check with respect to any amounts under $10,000), an amount equal to the product of (i) the Merger Consideration paid in respect of such Certificates and (ii) the Newco Percentage.

Section 6.13 Settlement of Litigation Constituting Shared Transaction Liabilities

. (a) None of Newco, Parent or the Company shall, and shall not agree to, admit liability in, resolve, settle or compromise any Action that constitutes a Shared

Transaction Litigation Liability without the prior written consent of the other parties hereto unless the relief consists solely of the payment of money by the settling party, which is not subject to reimbursement by any other party, does not admit liability and includes a provision whereby the plaintiff or claimant in the matter releases the other parties from all liability with respect thereto.

(b) In the event any appraisal proceeding brought under Section 262 of the General Corporation Law of the State of Delaware results in the payment of an amount per share in respect of shares of Company Common Stock (as defined in the Merger Agreement) outstanding prior to the Effective Time that is less than the per share Merger Consideration (as defined in the Merger Agreement) (after taking into account the costs and expenses of defending such Action), the difference between the amount of such payment and the Merger Consideration shall be split between Parent and Newco based on the Company Percentage and the Newco Percentage.

Section 6.14 LJR Insurance Policy

. Notwithstanding anything to the contrary contained in this Agreement, including the definition of Retained Assets, in the event that the Company shall receive any proceeds from the LJR Insurance Policy following the Closing in respect of any LJR Liability paid by Instinet or any of its Subsidiaries prior to the Closing, the Company shall assign and pay over to Newco for no additional consideration 100% of such insurance proceeds.

ARTICLE VIIACCESS TO INFORMATION AND SERVICES

Section 7.1 Access to Information

. From and after the Closing (i) the Company shall (A) afford to Newco and its authorized accountants, counsel and other designated Representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing Information) and duplicating rights during normal business hours and upon reasonable advance notice to all records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) within the Company’s possession insofar as such access is reasonably required by Newco and (B) at the request and expense of Newco, use its reasonable efforts to cooperate with Newco and its accountants and other Representatives in connection with the preparation of any audits (and related financial statement preparation) and with the transition of the Newco Business to a “stand-alone” business following the Closing, including by assisting Newco in connection with any efforts by Newco to obtain insurance coverage for the Newco Business, and (ii) Newco shall (A) afford to the Company and its authorized accountants, counsel and other designated Representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing Information) and duplicating rights during normal business hours and upon reasonable advance notice to all Information within Newco’s possession insofar as such access is reasonably required by the Company and (B) at the request and expense of Parent, use its reasonable efforts to cooperate with Parent and its accountants and other Representatives in connection with the preparation of any audits (and related financial statement preparation) and with the transition of the Retained Business to Parent. Information may be requested under this Section 7.1 for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

Section 7.2 Litigation Cooperation

. With respect to any Action that involves any of the parties to this Agreement or any of the ECN Entities or Newco Entities and relates to (x) the transactions contemplated by this Agreement or the Merger Agreement or (y) Instinet or any current or former Subsidiary of Instinet or any Liabilities or current or former Assets, employees or businesses thereof, whether or not such Action is subject to indemnification hereunder, Parent and the Company, on the one hand, and Newco, on the other hand, shall, upon written request by the other, and at the expense of the requesting party (subject to the indemnification and expense sharing provisions of this Agreement, to the extent applicable), provide all cooperation and assistance, and shall furnish such records and information, as may be reasonably requested by the other in connection therewith, including, by using reasonable efforts to make available to the other, its officers, directors, employees and agents as witnesses and to attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other in connection therewith. With respect to (i) any such Action involving Shared Transaction Liabilities or (ii) any Action initiated by any Authority or private party pursuant to any applicable Antitrust Law and relating to the transactions contemplated by this Agreement or the Merger Agreement, the parties agree, consistent with applicable rules of privilege and legal ethics, to provide each other with timely and reasonably detailed updates with respect to all material developments, consult with each other before taking any significant actions in connection therewith and offer each other the opportunity to comment before submitting to any Authority or adverse party any written materials prepared or furnished in connection with such Action.

Section 7.3 Retention of Records

. Except as otherwise required by Law or agreed to in writing, Newco and the Company shall each retain, for a period of at least seven years following the Closing Date, all Information relating to (i) in the case of Newco, the Retained Assets, the Retained Business and the Retained Liabilities, and (ii) in the case of the Company, the Newco Assets, the Newco Business and the Newco Liabilities. Notwithstanding the foregoing, except as otherwise required by Law, either Newco or the Company may destroy or otherwise dispose of any of such Information at any time, provided, that prior to such destruction or disposal, (a) Newco or the Company, as the case may be, shall provide no less than 90 or more than 120 days’ prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of and (b) if the other party shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to the other party, Newco or the Company, as the case may be, shall promptly arrange for the delivery of such of the Information as was requested, at the expense of the requesting party.

Section 7.4 Confidentiality

. Each party (which, for these purposes shall include the Newco Entities, the Newco Business, the ECN Entities and the Retained Business) shall hold, and shall cause its officers, employees, agents, consultants, advisors and other Representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or at the direction of any Self-Regulatory Authority or, in the opinion of its counsel, by other requirements of Law, all non-public Information concerning the other parties (which, for these purposes shall include the Newco Entities, the Newco Business, the ECN Entities and the Retained Business) furnished it by any such other party or its representatives or otherwise in its possession (except to the extent that such Information can be shown to have been (a) in the public domain through no fault of the party to which it was furnished or (b) later lawfully acquired on a non-confidential basis from other sources by the party to which it was furnished), and each party shall not, without the prior written consent of the party that furnished such Information, release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, financing sources, bankers and other consultants, advisors and other representatives who have a need to know such Information and who agree to be bound by the provisions of this Section 7.4. Each party shall be deemed to have satisfied its obligation to hold confidential Information concerning or supplied by any other party if it exercises the same care as it takes to preserve confidentiality for its own similar confidential Information.

Section 7.5 Publicity

. Parent and the Company, on the one hand, and Newco, on the other hand, each agree not to issue any press release or otherwise make any public statement in any general circulation medium with respect to the transactions contemplated under this Agreement or the Merger Agreement, without the prior written consent of the other, which shall not be unreasonably withheld; provided, however, that such parties may, without the consent of the other, make any disclosures required to comply with applicable Laws and stock listing requirements, except such consent shall be sought where practicable to do so. The parties agree that the initial press release to be issued with respect to the transactions contemplated under this Agreement and the Merger Agreement shall be in the form agreed to by the parties.

ARTICLE VIIIEMPLOYEE BENEFITS; LABOR MATTERS

Section 8.1 Officers and Employees

. The Newco Employees who are employed by the Company or any of the Newco Entities immediately prior to the Closing Date shall become employees of Newco or its Subsidiaries. The Retained Employees who are employed by the Company or any of the ECN Entities immediately prior to the Closing Date (other than the individual listed on Section 6.10(c) of the Disclosure Schedule, who shall be deemed a Newco Employee) shall become employees of the Parent or its Subsidiaries.

Section 8.2 Employee Benefits.

(a) U.S. Plans. Effective as of the Closing Date, Newco or a Subsidiary thereof shall assume each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) and each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) maintained by the Company and all other employment, severance and benefit plans, contracts or arrangements covering Newco Employees, including those plans, contracts and arrangements listed on Section 8.2(a) of the Disclosure Schedule (regardless of whether they are funded or unfunded), other than any plans, contracts or arrangements relating to equity-based compensation (the “Assumed U.S. Benefit Plans”) and, for the avoidance of doubt, excluding any plans, contracts or arrangements substantially for the benefit of Newco Employees who are located outside of the United States. The Company and Newco shall take all such action as may be necessary or appropriate in order to establish Newco as successor to the Company as to all rights, duties, liabilities and obligations under or with respect to each of the Assumed U.S. Benefit Plans, including obtaining the written release of the Company and IHCI from such rights, duties, liabilities and obligations under or with respect to the Assumed U.S. Benefit Plans. Effective as of the Closing Date, all active participants other than Newco Employees shall cease to participate actively in such plans. Newco shall succeed the Company as the sponsor of the Assumed U.S. Benefit Plans, and agrees to indemnify and hold the Company Indemnitees harmless from and against all Indemnifiable Losses assessed against, resulting from, imposed upon or incurred by the Company with respect to the Assumed U.S. Benefit Plans, other than any Indemnifiable Losses with respect to Retained Employees.

(b) Non-U.S. Plans. Effective as of the Closing Date, Newco or a Subsidiary thereof shall assume each employee benefit plan and all other employment, severance and benefit plans, contracts or arrangements maintained by the Company for the benefit of Newco Employees located in France, Germany and Japan, including those plans, contracts and arrangements listed on Section 8.2(b) of the Disclosure Schedule, other than plans, contracts or arrangements relating to equity-based compensation (the “Assumed Non-U.S. Benefit Plans”). It is the intention that, effective as of the Closing Date, Newco Employees who are located in Hong Kong, Zurich and Spain will (to the extent permitted by Law) continue their participation in those employee benefit plans sponsored by any Affiliate or Affiliates of Reuters Group PLC (collectively with Reuters Group PLC, “Reuters”) in which such Newco Employees participate immediately prior to the Closing Date, and Newco or a Subsidiary thereof shall cooperate with Reuters in order to effectuate such continued participation. It is the intention that, effective as of the Closing Date, Newco Employees who are located in the UK will continue their participation in The Reuters UK Healthcare Scheme (managed by Norwich Union), the PPP Healthcare Scheme (available to Instinet UK expatriate employees only), and the Reuters UK Retirement Plan, all of which are sponsored by Reuters, and Newco or a Subsidiary thereof shall cooperate with Reuters in order to effectuate such continued participation. For the avoidance of doubt, Newco and its Subsidiaries shall not continue participation in the Reuters Pension Fund, Reuters Unapproved Life Assurance Scheme or Reuters Unfunded Unapproved Retirement Benefit Scheme on or after the Closing Date. Effective as of the Closing Date, all employees of the Company other than Newco Employees shall cease to participate actively in the each of the plans described in this Section 8.2(b). Newco agrees to indemnify and hold the Company Indemnitees harmless from and against all Indemnifiable Losses assessed against, resulting from, imposed upon or incurred by the Company with respect to the Assumed Non-U.S. Benefit Plans or any of the Reuters plans described in this Section 8.2(b) (including Newco’s obligations as a participating employer therein), other than any Indemnifiable Losses with respect to Retained Employees.

Section 8.3 Other Liabilities and Obligations

. As of the Closing Date, with respect to claims relating to any employee Liability or obligations not otherwise provided for in this Agreement, including earned salary, wages or other compensation and accrued holiday, vacation, health, dental or retirement benefits, (a) Newco shall assume and be solely responsible for Liabilities and obligations whatsoever of the Company for such claims made by all Newco Employees and (b) the Company shall be solely responsible for Liabilities and obligations whatsoever for claims made by all Retained Employees whether arising out of events, occurrences or services performed before or following the Closing Date.

Section	8.4 Preservation of Rights to Amend or Terminate Plans

. Except as set forth below, no provision of this Agreement shall be construed as a limitation on the right of the Company or Newco to amend any plan or terminate its participation therein which the Company or Newco would otherwise have under the terms of such plan or otherwise, and no provision of this Agreement shall be construed to create a right in any employee or beneficiary of such employee under a plan that such employee or beneficiary would not otherwise have under the terms of such plan itself. Notwithstanding the foregoing, the Company shall not, and shall not permit any Subsidiary of the Company to, amend or terminate (or commit or agree to amend or terminate) any Assumed U.S. Benefit Plans, Assumed Non-U.S. Benefit Plans or other plans, contracts or arrangements covering Newco Employees without the prior written consent of Newco.

Section 8.5 Reimbursement; Indemnification

. Newco and the Company acknowledge that the Company, on the one hand, and Newco, on the other hand, and their respective Subsidiaries, may incur costs and expenses (including contributions to plans and the payment of insurance premiums) pursuant to any of the employee benefit or compensation plans, programs or arrangements which are, as set forth in this Agreement, the responsibility of the other. Accordingly, the Company and Newco agree to reimburse each other, as soon as practicable but in any event within five business days of receipt from the other party of appropriate verification, for all such costs and expenses reduced by the amount of any tax reduction or recovery of tax benefit realized by the Company or Newco or any such Subsidiary, as the case may be, in respect of the corresponding payment made by it (as described in Section 5.3). Liabilities retained, assumed or indemnified by Newco pursuant to this Article VIII shall in each case be deemed to be Newco Liabilities, and Liabilities retained, assumed or indemnified by the Company pursuant to this Article VIII shall in each case be deemed to be Retained Liabilities, and, in each case, shall be subject to the indemnification provisions set forth in Article V.

ARTICLE IXMISCELLANEOUS

Section 9.1 Conditions to Closing.

(a) Conditions to Newco’s Obligation to Close. The obligation of Newco to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or before the Closing, of all of the conditions set forth below in this Section 9.1(a). Newco may (in its sole and absolute discretion) waive in writing any or all of these conditions in whole or in part without prior notice.

(i) The representations and warranties of Parent and the Company contained herein that are not qualified as to materiality shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, and those representations and warranties of Parent and the Company contained herein that are qualified as to materiality shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, and each of Parent and the Company shall have performed in all material respects its obligations and complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with on its part on or prior to the Closing Date.

(ii) Except as has not had, and would not reasonably be expected to have, a Newco Adverse Effect (A) (x) the representations and warranties of Instinet contained in the Merger Agreement that are not qualified as to Company Material Adverse Effect (as defined in the Merger Agreement) or materiality shall be true and correct in all material respects as of the date hereof and as of the Closing Date, with the same effect as if such representations and warranties had been made on and as of the Closing Date, (y) those representations and warranties of Instinet contained in the Merger Agreement (other than Sections 4.8, 4.9 and 4.10 thereof) that are qualified as to Company Material Adverse Effect (as defined in the Merger Agreement) or materiality shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date (except for representations and warranties which are as of a particular date, which shall be true and correct as of such date) and (z) those representations and warranties of Instinet contained in Sections 4.8, 4.9 and 4.10 of the Merger Agreement shall be true and correct in all respects as of the date hereof and, after excluding any event, occurrence, fact, condition, change or effect in each case arising or occurring after the date hereof and described in clauses (1) through (5) of the definition of “Company Material Adverse Effect” contained in the Merger Agreement, true and correct in all respects as of the Closing Date (except for representations in such sections which are as of a particular date, which shall be true and correct as of such date) and (B) Instinet and each of its Subsidiaries shall have performed in all material respects its obligations and complied in all material respects with its agreements (and in all respects, in the case of the agreement set forth in the last sentence of Section 6.18 of the Merger Agreement) and covenants required by the Merger Agreement to be performed or complied with on its part on or prior to the Closing Date.

(iii) Parent shall have received from Instinet a certificate dated as of the Closing Date and signed by an authorized officer of Instinet certifying its compliance with the conditions set forth in Section 7.2(a) of the Merger Agreement (other than any non-compliance which has not had, and would not be expected to have, a Newco Adverse Effect), and Parent shall have delivered a copy of such certificate to Newco.

(iv) All Required Regulatory Approvals (as defined in the Merger Agreement) shall have been obtained, and any applicable waiting periods in connection therewith shall have expired or been terminated, without the imposition of any Burdensome Condition.

(v) There shall be no Law of any nature of any Authority that is in effect that prohibits the consummation of the Merger or the VAB Purchase.

(vi) As of the Closing Date, (A) no Applicable Authority shall have threatened any Action under any Antitrust Law seeking to enjoin or otherwise prevent the consummation of the Merger or the VAB Purchase or to impose a Burdensome Condition, and such threat is likely to be acted upon by such Applicable Authority, and (B) there shall not be pending any Action by an Applicable Authority under any Antitrust Law seeking to enjoin or otherwise prevent the consummation of the Merger or the VAB Purchase or to impose a Burdensome Condition, which Action either is pending in the court of first impression or is on appeal, provided, however, that if such Applicable Authority shall have been unsuccessful in its Action in the court of first impression and shall have taken reasonable steps to obtain and shall have failed to obtain, a temporary (and continuing) or permanent injunction or stay pending appeal (which decree is continuing) with respect to the Merger or the VAB Purchase, clause (B) of this Section 9.1(a)(vi) shall be deemed to be satisfied with respect to such Action.

(vii) Instinet shall have consummated the LJR Sale in accordance with the terms of the LJR Sale Agreement (as defined in the Merger Agreement) and the Merger Agreement.

(viii) The Merger shall have become effective pursuant to Section 251 of the General Corporation Law of the State of Delaware.

(b) Conditions to Parent’s and the Company’s Obligations to Close. The obligation of each of Parent and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or before the Closing, of all of the conditions set forth below in this Section 9.1(b). Parent and the Company may (in their sole and absolute discretion) waive in writing any or all of these conditions in whole or in part without prior notice.

(i) The representations and warranties of Newco contained herein that are not qualified as to materiality shall be true and correct in all material respects as of the date hereof and as of the Closing Date, with the same effect as if such representations and warranties had been made on and as of the Closing Date and those representations and warranties of Newco contained herein that are qualified as to materiality shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date.

(ii) The Merger shall have become effective pursuant to Section 251 of the General Corporation Law of the State of Delaware.

Section 9.2 Termination Prior to the Closing.

(a) Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Closing upon the mutual written consent of Parent, the Company and Newco.

(b) Automatic Termination. This Agreement shall terminate automatically upon any termination of the Merger Agreement as provided in Article 8 thereof.

(c) Termination by Newco. This Agreement may be terminated at any time prior to the Closing by written notice from Newco to Parent if (i) the Closing shall not have been consummated by the Termination Date; provided, however, that the right to terminate this Agreement pursuant to clause (i) of this Section 9.2(c) shall not be available to Newco if its breach of any provision of this Agreement results in the failure of the Closing to be consummated by the Termination Date, (ii) the adoption by the Company Stockholders (as defined in the Merger Agreement) required by Section 7.1(c) of the Merger Agreement shall not have been obtained at the Company Stockholders Meeting (as defined in the Merger Agreement), after giving effect to all adjournments or postponements thereof, or (iii) any Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Merger Agreement and such order, decree or ruling or other action shall have become final and nonappealable.

(d) Termination by Parent. Provided that neither the Parent nor the Company is in material breach of any of its representations, warranties, covenants or agreements in this Agreement, this Agreement may be terminated at any time prior to the Closing, by written notice from Parent to Newco if there has been a material breach of any representations, warranties, covenants or agreements made by Newco in this Agreement, or any such representations and warranties shall have become materially untrue or incorrect after the execution of this Agreement, such that the conditions set forth in Section 9.1(b)(i) would not be satisfied and such breach or failure to be true and correct is not cured within 30 calendar days following receipt of written notice from Parent to Newco of such breach or failure (or such longer period to which Parent shall agree, during which Newco exercises reasonable best efforts to cure).

(e) Termination by Newco. Provided that Newco is not in material breach of any of its representations, warranties, covenants or agreements in this Agreement, this Agreement may be terminated at any time prior to the Closing, by written notice from Newco to Parent if there has been a material breach of any representations, warranties, covenants or agreements made by Parent or the Company in this Agreement, or any such representations and warranties shall have become materially untrue or incorrect after the execution of this Agreement, such that the conditions set forth in Section 9.1(a)(i) would not be satisfied and such breach or failure to be true and correct is not cured within 30 calendar days following receipt of written notice from Newco to Parent of such breach or failure (or such longer period to which Newco shall agree, during which Parent exercises reasonable best efforts to cure). In addition, provided neither Parent nor the Company is in material breach of any of its representations, warranties, covenants or agreements in the Merger Agreement, this Agreement may be terminated at any time prior to Closing, by written notice from Newco to Parent if there has been a material breach of any representation, warranty, covenant or agreement made by Instinet in the Merger Agreement, or any such representation and warranty shall have become materially untrue or incorrect after the execution of the Merger Agreement, such that the conditions set forth in Section 9.1(a)(ii) would not be satisfied and such breach or failure to be true and correct is not cured within 30 calendar days following receipt by Parent of written notice from Newco to Parent stating Newco’s intention to terminate this Agreement under this Section 9.2(e) (or such longer period during which Instinet exercises reasonable best efforts to cure, but in no event later than 60 days).

Section 9.3 Effect of Termination

. In the event of a termination of this Agreement pursuant to Section 9.2, this Agreement shall become void and of no effect, other than the provisions of Section 6.8 and Article IX without any liability on the part of any party hereto or its Affiliates, directors, officers, stockholders, members, managers, employees, agents and Representatives; provided, however, that nothing herein shall relieve a party from liability for any breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement, including wrongful termination of this Agreement.

Section 9.4 Survival

. The representations and warranties made in Article III and the covenants and agreements of the parties in this Agreement which contemplate performance prior to the Closing shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement for six months; provided, that, if notice of an indemnification claim shall have been delivered before the aforementioned time period has elapsed with respect to any breach of any such representation, warranty, covenant or agreement such representation, warranty, covenant or agreement shall survive until such claim is finally resolved. Any covenant or agreement of the parties in this Agreement which contemplates performance at or after the Closing shall survive in accordance with its terms.

Section 9.5 Entire Agreement; Third Party Beneficiaries

. This Agreement (together with the documents and instruments referred to herein, including the Merger Agreement and the Convertible Notes Documents) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto and thereto any rights or remedies; provided, however, that (i) the Indemnitees are intended to be third party beneficiaries of the provisions of Articles IV and V and each of such persons shall have the right to enforce such provisions as if they were parties hereto and (ii) Instinet is intended to and shall be a third-party beneficiary with respect to Sections 6.4(b) (with respect to notices regarding the failure to satisfy a condition to be satisfied by it under the Merger Agreement), 6.6, 6.9, 7.5, this Section 9.5, 9.8 (to the extent relating to Instinet’s other rights herein), 9.10(a) and 9.13.

Section	9.6 Fees and Expenses

. Except as otherwise specifically provided in this Agreement, and subject to the terms of the Convertible Notes Documents, all costs, expenses or other Liabilities incurred by the parties hereto in connection with this Agreement, the Merger Agreement and the transactions contemplated hereunder and thereunder shall be paid by the party hereto or thereto incurring such costs, expenses or other Liabilities.

Section 9.7 No Waiver

. No waiver by any party hereto of any breach of any covenant, agreement, representation or warranty hereunder shall be deemed a waiver of any preceding or succeeding breach of the same. The exercise of any right granted to any party herein shall not operate as a waiver of any default or breach on the part of the other parties hereto. Each and all of the several rights and remedies of any party hereto under this Agreement shall be construed as cumulative and no one right as exclusive of the others.

Section 9.8 Amendments

. No change, modification, alteration, amendment or agreement to discharge in whole or in part, or waiver of, any of the terms and conditions of this Agreement, shall be binding upon any party, unless the same shall be made by a written instrument signed and executed by the authorized representatives of each party, with the same formality as the execution of this Agreement.

Section 9.9 Governing Law

. This Agreement and all claims and Actions arising from or relating to this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to such State’s principles of conflict of laws.

Section 9.10 Notices

. (a) All notices, requests and demands to or upon the respective parties hereto, and all statements and accountings given or required to be given hereunder, shall be made by personal service, or sent by certified mail, return receipt requested, postage prepaid, or by facsimile addressed as follows, or to such other address as may hereafter be designated in writing by the respective parties hereto, and shall be deemed received when delivered to the designated address (and only if confirmed if delivered by facsimile):

(i)	if to Parent or the Company, to
The Nasdaq Stock Market, Inc.
One Liberty Plaza
New York, New York 10006
Attn: Office of General Counsel
	Facsimile: (301 8472	) 978-
with a copy to
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Eric J. Friedman, Esq.
	Facsimile: (212 2000	) 735-
and
(ii)	if to Newco, to it c/o
Silver Lake Partners
2725 Sand Hill Road, Suite 150
Menlo Park, CA 94025
Attention: Alan Austin
	Facsimile: (650 8125	) 233-
with a copy to
Ropes & Gray LLP
45 Rockefeller Plaza
New York, New York 10111
Attention: Othon A. Prounis, Esq.
	Facsimile: (212 5725	) 841-
and
(iii)	if to Instinet, to
Instinet Group Incorporated
3 Times Square
New York, New York 10036
Attention: Paul Merolla, Esq.
	Facsimile: (646 9017	) 223-
with a copy to
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Andrew J. Nussbaum, Esq.
	Facsimile: (212 2000	) 403-

(b) To the extent not otherwise to be provided under the Merger Agreement, each of Parent and the Company agrees to deliver to Newco copies of all notices, requests and demands to or from the parties to the Merger Agreement, and all certificates, statements and accountings delivered or given or required to be delivered or given under the Merger Agreement, each such delivery to be made in accordance with the procedures set forth in Section 9.10(a); provided, however, that if Parent or the Company elects to deliver any such notice, request, demand or certificate, statement or accounting by certified mail as permitted by Section 9.10(a), a copy thereof will also be delivered to Newco by personal service or by confirmed facsimile in accordance with Section 9.10(a).

Section 9.11 Interpretation

. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Schedule, Exhibit or other subdivision, (b) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (c) reference to any Article, Section, Schedule or Exhibit is reference to such Article or Section of, or Schedule or Exhibit to, this Agreement, (d) “days” means calendar days and “business day” means any day other than a Saturday or Sunday or day on which banks in New York, New York are required or authorized to close, (e) all defined terms in this Agreement have the defined meaning when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise indicated therein, (f) all defined terms in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term, and in each case, vice versa, (g) references in this Agreement to specific Laws (such as the Code, HSR Act and ERISA) or to specific provisions of Laws include all rules and regulations promulgated thereunder, (h) “person” means any natural person or any corporation, association, partnership, joint venture, limited liability, joint stock or other company or trust, (i) references to the “Company and each of its Subsidiaries,” the “Subsidiaries of the Company,” “Instinet and its Subsidiaries” or the “Subsidiaries of Instinet” and other similar phrases shall be deemed to include reference to each of the Subsidiaries of Instinet without giving effect to the transfer of ownership of the Newco Entities at Closing, (j) items listed or included within a definition are so listed or included without duplication and (k) any statute defined or referred to herein or in any agreement or instrument referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. No provisions of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

Section 9.12 Counterparts

. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 9.13 Specific Performance

. The parties agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party and, with respect to the Sections of this Agreement specified in Section 9.5, Instinet agrees that, in addition to any other available remedy at law or equity, each party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

Section 9.14 Successors and Assigns

. (a) This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto, but any such assignment by any party hereto shall not relieve such assigning party of any of its obligations or agreements hereunder unless expressly agreed to in writing by each other party hereto in its sole discretion; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, further, that nothing contained in this Section 9.14(a) shall prevent Newco, Parent or the Company from assigning (i) all or any part of its rights hereunder by way of collateral assignment to any bank or financing institution or (ii) from transferring or assigning this Agreement or its rights and obligations hereunder to an Affiliate, in either case, so long as such assignment or transfer does not purport to relieve the assignee of its obligations hereunder. Any attempted assignment in violation of the foregoing shall be null and void.

(b) To the extent that Parent or its Subsidiaries, directly or indirectly, whether by transfer of assets, transfer of stock, license or otherwise, transfers, licenses or otherwise disposes of, in one or more transactions, to any other person all or substantially all of the Retained Assets or the Retained Business, Parent will cause the transferee of such Retained Assets or Retained Business to assume specifically the Parent’s and the Company’s obligations under this Agreement with respect thereto. Such assumption will not relieve Parent or the Company of its obligations in respect thereof. To the extent that Newco or its Subsidiaries, directly or indirectly, whether by transfer of assets, transfer of stock, license or otherwise, transfers, licenses or otherwise disposes of, in one or more transactions, to any other person all or substantially all of the Newco Assets or the Newco Business, Newco will cause the direct transferee of such Newco Assets or Newco Business to assume specifically its obligations under this Agreement with respect thereto. Such assumption will not relieve Newco of its obligations in respect thereof. Newco, on the one hand, and Parent and the Company, on the other hand, agree that such transferee may exercise all of Newco’s or Parent’s or the Company’s rights hereunder, as the case may be, with respect to such Assets or businesses. Notwithstanding anything to the contrary contained in this Section 9.14, in no event shall any parent company or other Affiliate (other than a Subsidiary) of any such transferee of all or a portion of the Retained Assets, the Retained Business, the Newco Assets or the Newco Business, as the case may be, be required to assume any obligations under this Agreement. For purposes of this Section 9.14(b), “all or substantially all” shall mean 50% or more of the Retained Assets or Retained Business, in the case of a transfer by Parent or its Subsidiaries, or 50% or more of the Newco Assets or Newco Business, in the case of a transfer by Newco or its Subsidiaries. Notwithstanding anything to the contrary contain herein, none of the matters set forth in Section 9.14 of the Disclosure Schedule will be deemed to be dispositions of Newco Assets or Newco Business for purposes of this Section 9.14.

Section 9.15 Severability

. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

Section 9.16 Jurisdiction; Venue; Consent to Service of Process

. (a) Except as otherwise provided in Sections 2.6, 2.7 or 4.9, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery and any Federal court located in the State of Delaware in the event of any Action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any Action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery or a Federal court sitting in the State of Delaware. In any Action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each party irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such Action is brought in an inconvenient forum or that the venue of such Action is improper. Each of the parties also hereby agrees that any final and unappealable Judgment against a party in connection with any such Action shall be conclusive and binding on such party and that such award or Judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such Judgment shall be conclusive evidence of the fact and amount of such Judgment.

(b) Each party hereto irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 9.10 of this Agreement. Nothing in this Section 9.16 shall affect the right of any party to serve process in any other manner permitted by applicable Law.

Section 9.17 Waiver of Jury Trial

. To the fullest extent permitted by Law, each of the parties irrevocably waives all right to trial by jury in any Action or counterclaim arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement.

Section 9.18 Company and ECN Entity Obligations

. Notwithstanding anything to the contrary contained in this Agreement, whenever this Agreement requires the Company or, following the Closing, any ECN Entity, to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause the Company or such ECN Entity to take such action and a guarantee of performance thereof. In addition, at Closing, Parent shall cause Instinet to execute and deliver to Newco a written instrument of assumption in a form reasonably satisfactory to Newco pursuant to which Instinet (as surviving corporation in the Merger and successor to Norway Acquisition Corp.) acknowledges that it has succeeded to all of the rights and Liabilities of the Company under this Agreement.

IN WITNESS WHEREOF, the parties have caused this Transaction Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

THE NASDAQ STOCK MARKET, INC.
By:	/s/ Adena Friedman
Name:	Adena Friedman
Title:	Executive Vice President
NORWAY ACQUISITION CORP.
By:	/s/ Ronald Hassen
Name:	Ronald Hassen
Title:	Treasurer
ICELAND ACQUISITION CORP.
By:	/s/ Michael Bingle
Name:	Michael Bingle
Title:	President